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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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Clear Channel Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clear Channel Communications, Inc.

P.O. Box 659512
San Antonio, Texas 78265-9512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 26, 2005

      As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. to be held at The Westin Hotel, 420 West Market Street, San Antonio, Texas 78205, on April 26, 2005, at 8:30 a.m. local time, for the following purposes:

1.	to elect ten directors to serve for the coming year;

2.	to approve the adoption of the Clear Channel Communications, Inc. 2005 Annual Incentive Plan. A copy of the Annual Incentive Plan is attached to this document as Appendix A;

3.	to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2005; and

4.	to transact any other business which may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 11, 2005 are entitled to notice of and to vote at the meeting.

      Two cut-out admission tickets are included on the back cover of this document. Please contact Clear Channel’s Corporate Secretary at Clear Channel’s corporate headquarters if you need additional tickets. The annual meeting will begin promptly at 8:30 a.m.

      Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors

Randall T. Mays
Secretary

San Antonio, Texas
March 14, 2005

2005 ANNUAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the annual meeting?	1
Which of my shares may I vote?	1
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	1
If my shares are held in “street name” by my broker, will my broker vote my shares for me?	2
How can I vote my shares in person at the annual meeting?	2
How can I vote my shares without attending the annual meeting?	2
May I change my vote?	2
What if I return my proxy card without specifying my voting choices?	2
What does it mean if I receive more than one proxy or voting instruction card?	2
What constitutes a quorum?	3
What are Clear Channel’s voting recommendations?	3
Where can I find the voting results of the annual meeting?	3
THE BOARD OF DIRECTORS	3
Compensation of Directors	3
Board Meetings	3
Independence of Directors	4
Committees of the Board	5
PROPOSAL 1: ELECTION OF DIRECTORS	7
Nominees for Director	7
CODE OF BUSINESS CONDUCT AND ETHICS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
EXECUTIVE COMPENSATION	10
Summary Compensation Table	11
Stock Option Grant Table	12
Stock Option Exercises and Holding Table	12
Equity Compensation Plans	13
Employment Agreements	13
REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE	14
STOCK PERFORMANCE GRAPH	19
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	20
CERTAIN TRANSACTIONS	20
PROPOSAL 2: APPROVAL OF THE 2005 ANNUAL INCENTIVE PLAN	21
AUDIT COMMITTEE REPORT	23
AUDITOR FEES	25
PROPOSAL 3: SELECTION OF INDEPENDENT AUDITORS	26
OTHER MATTERS	26
SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING	26
ADVANCE NOTICE PROCEDURES	26
NYSE MATTERS	26
GENERAL	27
APPENDIX A — CLEAR CHANNEL COMMUNICATIONS, INC. 2005 ANNUAL INCENTIVE PLAN	A-1
APPENDIX B — EXCERPTS FROM CLEAR CHANNEL’S 2004 ANNUAL REPORT ON FORM 10-K	B-1

PROXY STATEMENT

      This proxy statement contains information related to the annual meeting of shareholders of Clear Channel Communications, Inc. to be held on Tuesday, April 26, 2005, beginning at 8:30 a.m., at the Westin Hotel, 420 West Market Street, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about March 28, 2005.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Clear Channel’s annual meeting of shareholders (the “annual meeting”), which will take place on April 26, 2005. The Board is soliciting proxies to be used at the meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel’s 2004 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting: the election of directors, the approval and adoption of the Clear Channel Communications, Inc. 2005 Annual Incentive Plan and the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2005.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on March 11, 2005 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Clear Channel hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions. Your broker will send you directions on how you can instruct your broker to vote. If you do not provide instructions to your broker to vote your shares, they may either vote your shares on the matters being presented at the annual meeting or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in “street name”, when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by sending the secretary of Clear Channel a proxy card dated later than your last vote, notifying the secretary of Clear Channel in writing, or voting at the meeting.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel’s Common Stock is necessary to constitute a quorum at the annual meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter. “Broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary power to vote on a particular matter), if any, are counted for purposes of determining the existence of a quorum but will have no effect on the outcome of the election of directors, approval of the 2005 Annual Incentive Plan or ratification of the selection of independent auditors.

Q:	What are Clear Channel’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the Clear Channel Communications, Inc. 2005 Annual Incentive Plan and “FOR” the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2005.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel’s quarterly report on Form 10-Q for the second quarter of 2005, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 9, 2005.

THE BOARD OF DIRECTORS

      The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel’s business through discussions with the President/Chief Executive Officer and other officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

COMPENSATION OF DIRECTORS

      Each non-employee director is paid a $50,000 annual retainer provided that he or she attends not less than 75% of the meetings of the Board. The chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $20,000, $10,000, and $5,000, respectively. All committee members of the Audit Committee are paid an additional annual retainer of $7,500 and each member of the Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $3,000. In addition, in April 2004, each non-employee director was granted options to purchase 7,500 shares of Clear Channel common stock to be vested at December 31, 2004. Each non-employee director was offered the opportunity to accept a award of 1,500 shares of restricted stock in place of this grant. One director accepted this opportunity. The restricted stock award vests 20% annually over five years.

BOARD MEETINGS

      During 2004, the Board held nine meetings. Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served. Clear Channel encourages, but does not require, directors to attend the annual meetings of shareholders. Eight of the ten members of the Board attended Clear Channel’s 2004 Annual Meeting of Shareholders.

INDEPENDENCE OF DIRECTORS

      The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel’s directors. The full text of the guidelines can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. In February 2005, the Board enhanced its Corporate Governance Guidelines by adopting the following standards for determining the independence of its members:

1.	A director must not be, or have been within the last three years, an employee of Clear Channel. In addition, a director’s immediate family member (“immediate family member is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.

      Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2005. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel and its subsidiaries, affiliates and investors, including those reported under “Certain Transactions” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

      As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, B. J. McCombs, Alan D. Feld, Perry J. Lewis, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts and John H. Williams are independent of Clear Channel and its management under the listing standards of the

NYSE and the standards set forth in the Corporate Governance Guidelines, including those standards enumerated in paragraphs 1-7 above. In addition, the Board has determined that every member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent.

      The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel’s non-management directors have met separately in executive sessions without management present.

      The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:

•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of the Clear Channel, on behalf of any committee or subcommittee of the Board.

      The directors serving as the chairman of the Compensation Committee of the Board, the chairman of the Audit Committee of the Board and the chairman of the Nominating and Governance Committee of the Board shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter.

      Currently, Mr. Lewis, the Chairman of the Audit Committee, is serving as the Presiding Director. As part of the standard rotation established by the Board, Mr. McCombs, the Chairman of the Nominating and Governance Committee, will begin his service as the Presiding Director on April 1, 2005.

COMMITTEES OF THE BOARD

      The Board has three committees: the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. Each committee had developed a written charter which guides its operations. The written charters are all available on Clear Channel’s Internet website at www.clearchannel.com, or a copy may be obtained upon request from the Secretary of Clear Channel. The table below sets forth members of each committee.

BOARD COMMITTEE MEMBERSHIP

		Executive	Nominating and
	Compensation	Performance	Governance	Audit
Name	Committee	Subcommittee	Committee	Committee
Perry J. Lewis				X*
B. J. McCombs	X		X*
Phyllis B. Riggins				X
Theodore H. Strauss			X	X
J. C. Watts	X	X
John H. Williams	X*	X*	X	X

X = Committee member; * = Chairperson

The Compensation Committee

      The Compensation Committee administers Clear Channel’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below). See the Report of the Compensation Committee and the Executive Performance Subcommittee later in this document, which details the basis on which the Compensation Committee and its subcommittee determines executive compensation. The Compensation Committee met five times during 2004. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE.

      The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m), which among other things, limits the deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. The Executive Performance Subcommittee of the Compensation Committee met one time during 2004.

The Nominating and Governance Committee

      The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board of Directors regarding such candidates as well as committee membership. The Nominating and Governance Committee met three times during 2004. All members of the Nominating and Governance Committee are independent as defined by the listing standards of the NYSE.

      Our directors take a critical role in guiding Clear Channel’s strategic direction and oversee the management of Clear Channel. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel operates.

      Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.

      The Nominating and Governance Committee will consider director candidates recommended by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the secretary of Clear Channel at least 90 days in advance of the annual meeting, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Shareholders should direct such proposals to: Board of Directors — Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.

The Audit Committee

      The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards. Additionally, Audit Committee members Perry J. Lewis and Phyllis B. Riggins have both been designated as “Financial Experts” as defined by the SEC. See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee met eight times during 2004.

Shareholder Communication with the Board

      Shareholders desiring to communicate with the Board should do so by sending regular mail to Board of Directors — Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.

PROPOSAL 1: ELECTION OF DIRECTORS

      The Board intends to nominate, at the annual meeting of shareholders, the ten persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is “withheld” in the proxy, the persons named therein intend to vote “for” the election of the ten nominees listed. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

      The nominees for director are Alan D. Feld, Perry J. Lewis, L. Lowry Mays, Mark P. Mays, Randall T. Mays, B. J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts and John H. Williams.

      Alan D. Feld, age 68, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of trustees of Centerpoint Properties Trust and AMR Advantage Mutual Funds.

      Perry J. Lewis, age 67, has served as an Advisory Director of CRT Capital Group LLC, a trading and investment banking firm, since February 2002. Prior to that Mr. Lewis was Managing Director of Heartland Industrial Partners, a private equity capital firm, from May 2000 to January 2002. Mr. Lewis was the Chairman of Broadcasting Partners, Inc. from its inception in 1988 until its merger with Evergreen Media Corporation, and was Chief Executive Officer of Broadcasting Partners, Inc. from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm, which was established in 1982. He has served as a director of Clear Channel since August 30, 2000. He had served as a director of AMFM Inc. prior to that time and Evergreen Media Corporation prior to AMFM’s acquisition of Evergreen Media Corporation. Mr. Lewis also serves as a director of Superior Essex, Inc.

      L. Lowry Mays, age 69, is the founder of Clear Channel and currently serves as Chairman of the Board. Prior to October of 2004, he served as Chairman and Chief Executive Officer of Clear Channel and has been a director since Clear Channel’s inception. Mr. Lowry Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the President and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer of Clear Channel, respectively.

      Mark P. Mays, age 41, has served as the President and Chief Executive Officer of Clear Channel since October 2004. Prior thereto, he served as the Interim Chief Executive Officer and President and Chief Operating Officer of Clear Channel from May 2004 to October 2004 and as the President and Chief Operating Officer of Clear Channel for the remainder of the relevant five-year period. Mr. Mark Mays has served as a director since May 1998. Mr. Mark Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Randall T. Mays, Clear Channel’s Executive Vice President and Chief Financial Officer.

      Randall T. Mays, age 39, serves as the Executive Vice President and Chief Financial Officer of Clear Channel. He has served as a director since April 1999. Mr. Randall Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Mark P. Mays, Clear Channel’s President and Chief Executive Officer.

      B. J. McCombs, age 77, is a private investor with interests in professional sports and other investments. He is a co-founder of Clear Channel and has served as a director of Clear Channel since its inception. Mr. McCombs also serves as a director of AmeriCredit Corporation.

      Phyllis B. Riggins, age 52, has been a Managing Director of Bluffview Capital, LP since May 2003. Prior thereto, she was a Managing Director and Group Head — Media/Telecommunication of Banc of America Securities

(and its predecessors) global corporate and investment banking from September 1979 until her retirement in September 2002. Ms. Riggins has served as a director of Clear Channel since December 2002.

      Theodore H. Strauss, age 80, was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm until his retirement in February 2005. He has served as a director of Clear Channel since 1984. Mr. Strauss also serves as a director of Sizeler Property Investors, Inc.

      J. C. Watts, Jr., age 47, is the Chairman of JC Watts Companies, LLC, a consulting firm. Mr. Watts is a former member of the United States House of Representatives and represented the 4th District of Oklahoma from 1995 to 2002. He served as the Chairman of the House Republican Conference. He has served as a director of Clear Channel since February 2003. Mr. Watts also serves as a director of Terex Corporation, Dillard’s, Inc. and Burlington Northern Santa Fe Corp.

      John H. Williams, age 71, was a Senior Vice President of First Union Securities, Inc. (formerly known as Everen Securities, Inc.), an investment banking firm, until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.

MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.

CODE OF BUSINESS CONDUCT AND ETHICS

      Clear Channel adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its chief executive officer, chief financial officer, and chief accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. If Clear Channel makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel’s chief executive officer, chief financial officer or chief accounting officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

      The table below sets forth information concerning the beneficial ownership of Clear Channel common stock as of March 11, 2005, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on March 11, 2005, there were 556,047,357 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial
Name	Ownership		Percent of Class
Alan D. Feld	60,829	(1)	*
Perry J. Lewis	191,832	(2)	*
L. Lowry Mays	31,414,407	(3)	5.6%
Mark P. Mays	4,677,613	(4)	0.8%
Randall T. Mays	3,692,482	(5)	0.7%
B. J. McCombs	7,980,375	(6)	1.4%
Phyllis B. Riggins	6,850	(7)	*
Theodore H. Strauss	226,415	(8)	*
J.C. Watts	3,000	(9)	*
John H. Williams	48,589	(10)	*
Roger Parry	104,473	(11)	*
Paul Meyer	169,374	(12)	*
FMR Corp. (13)	85,998,153		15.5%
Capital Research and Management Company (14)	31,046,820		5.6%
Hicks Muse Parties (15)	37,588,521		6.8%
All Directors and Executive Officers as a Group (17 persons)	44,617,525	(16)	8.0%

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 49,000 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(2)	Includes 141,500 shares subject to options held by Mr. Lewis. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(3)	Includes 2,750,000 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 345,357 shares held by certain grantor retained annuity trust of which Mr. L. Mays is the trustee and the beneficiary, 2,714,791 shares held by certain grantor retained annuity trusts of which Mr. L. Mays is not the trustee, but is the beneficiary, 23,786,331 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 3,038 shares held by the LLMays Management LLC of which Mr. L. Mays is the sole member, 1,577,120 shares held by the Mays Family Foundation and 102,874 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority.

(4)	Includes 300,000 shares subject to options held by Mr. M. Mays, 2,525,686 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 1,022,293 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd.

(5)	Includes 300,000 shares subject to options held by Mr. R. Mays, 2,537,662 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 622,575 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd.

(6)	Includes 37,000 shares subject to options held by Mr. McCombs and 7,943,375 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(7)	Includes 3,000 shares subject to options held by Ms. Riggins.

(8)	Includes 49,000 shares subject to options held by Mr. Strauss, 490 shares held by trusts of which Mr. Strauss is the trustee, but not a beneficiary, and 72,087 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(9)	Includes 3,000 shares subject to options held by Mr. Watts.

(10)	Includes 37,000 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(11)	Includes 96,481 shares subject to options held by Mr. Parry.

(12)	Includes 147,500 shares subject to options held by Mr. Meyer.

(13)	Address: 82 Devonshire Street, Boston, Massachusetts 02109.

(14)	Address: 333 South Hope Street, Los Angeles, California 90071.

(15)	The Hicks Muse Parties consist of the following entities: Mr. Thomas O. Hicks, Capstar Boston Partners, L.L.C., Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3/GP Partners, L.P., Hicks, Muse GP Partners III, L.P., Hicks, Muse Fund III Incorporated, HM3 Coinvestors, L.P., Hicks, Muse, Tate & Furst Equity Fund IV, L.P., Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., HM 4 Partners, L.P., Hicks, Muse GP Partners L.A., L.P., Hicks, Muse Latin America Fund I Incorporated, HM 1-FOF Coinvestors, L.P., HM4-EQ Coinvestors, L.P., HM4-EN Coinvestors, L.P., HM4-P Coinvestors, L.P., Hicks, Muse GP Partners IV, L.P., Hicks, Muse Fund IV LLC, and HM4/Chancellor, L.P., all of which share the address c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

(16)	Includes 4,682,000 shares subject to options held by such persons, 3,896,523 shares held by trusts of which such persons are trustees, but not beneficiaries, 345,357 shares held by certain grantor retained annuity trust of which such persons are the trustee and the beneficiary, 2,714,791 shares held by certain grantor retained annuity trusts of which such persons are not the trustee, but is the beneficiary, 23,786,331 shares held by the LLM Partners Ltd, 3,038 shares held by LLMays Management LLC, 1,022,293 shares held by the MPM Partners, Ltd., 622,575 shares held by the RTM Partners, Ltd, 7,943,375 shares held by the McCombs Family Partners, Ltd, 72,087 shares held by the THS Associates L.P., 1,577,120 shares held by the Mays Family Foundation and 102,874 shares held by the Clear Channel Foundation.

EXECUTIVE COMPENSATION

      Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2004, the executive compensation program consisted of a base salary, a pay-for-performance cash bonus plan, stock options and restricted stock grants based on Clear Channel’s cash flow growth and other objective measures of performance.

Summary Compensation Table

      The Summary Compensation Table shows certain compensation information for the years ended December 31, 2004, 2003 and 2002, for the Chief Executive Officer and each of the four most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the three years ended December 31, 2004 (hereinafter referred to as the “named executive officers”).

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION
					Awards			Payouts
				Other Annual	Restricted Stock
Name And				Compensation	Award(s)				All Other
Principal Position	Year	Salary ($)	Bonus ($)	($) (1)	($)		Options (#)	LTIP Payout ($)	Compensation ($)
Mark Mays	2004	688,469	1,700,000	—	1,113,250	(4)	150,000	—	5,125	(5)
President and CEO (2)	2003	697,093	1,000,000	—	915,500	(4)	225,000	—	5,000	(5)
	2002	692,627	1,975,000	—	—		—	—	3,500	(5)

L. Lowry Mays	2004	1,009,894	1,700,000	—	1,113,250	(4)	150,000	—	5,125	(5)
Chairman (3)	2003	1,012,838	1,000,000	—	915,500	(4)	225,000	—	5,000	(5)
	2002	1,009,078	1,975,000	—	—		—	—	101,009	(6)

Randall Mays	2004	688,293	1,700,000	—	1,113,250	(4)	150,000	—	5,125	(5)
Executive Vice	2003	692,617	1,000,000	—	915,500	(4)	225,000	—	5,000	(5)
President and CFO	2002	691,089	1,975,000	—	—		—	—	3,500	(5)

Roger Parry (7)	2004	785,355	598,719	—	—		35,000	—	214,502	(8)
CEO — Clear Channel	2003	680,493	54,472	—	—		35,000		195,234	(8)
International	2002	601,440	—	—	—		—	—	104,030	(8)

Paul Meyer	2004	465,686	342,000	—	—		65,000	—	5,125	(5)
President and CEO —	2003	403,992	420,000	—	—		40,000	—	5,000	(5)
Clear Channel Outdoor	2002	349,472	150,000	—	—		—	—	3,500	(5)

(1)	Perquisites that are less than $50,000 in the aggregate for any named executive officer are not disclosed in the table in accordance with SEC rules.

(2)	Mark Mays was appointed as the President and CEO on October 20, 2004. Prior thereto, Mark Mays served as the Interim CEO and President and COO from May 2004 to October 2004 and as the President and COO prior to May 2004.

(3)	L. Lowry Mays served as the CEO until October 20, 2004. L. Lowry Mays has remained as Clear Channel’s Chairman of the Board.

(4)	Grants of 25,000 shares of restricted stock were awarded on both February 19, 2004 and February 19, 2003. The aggregate 50,000 shares of restricted stock had a fair market value of $1,674,500 as of December 31, 2004. The restriction will lapse and the shares will vest on the fifth anniversary of the date of grant. The holder will receive all cash dividends declared and paid during the vesting period.

(5)	Represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(6)	Represents $98,209 paid by Clear Channel from January 1, 2002 to July 30, 2002 on a split-dollar life insurance policy for L. Lowry Mays. Such amounts include the entire dollar amount of the term life portion and the present value to L. Lowry Mays of the interest-free use of the non-term portion of each premium payment. The remainder represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(7)	Mr. Parry is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from British pounds to U.S. dollars using the average exchange rate from each applicable year.

(8)	Includes $62,902, $84,065 and $31,200 in contracted payments to Mr. Parry in lieu of a company automobile for 2004, 2003 and 2002, respectively. Also includes $9,334, $4,090 and $3,759 in contracted payments to Mr. Parry in lieu of medical benefit for 2004, 2003 and 2002, respectively. Also includes $142,266, $107,079 and $69,071 in contributions paid by Clear Channel to Mr. Parry’s pension plans for 2004, 2003 and 2002, respectively.

Stock Option Grant Table

      The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2004.

	Number of	Percent of Total
	Securities	Options Granted to			Grant Date
	Underlying Options	Employees in Fiscal	Exercise or Base		Present
Name	Granted (#)	Year	Price ($/share)	Expiration Date	Value ($) (1)
Mark Mays	150,000	3.19%	44.53	2/19/09	2,265,000
L. Lowry Mays	150,000	3.19%	44.53	2/19/14	2,634,000
Randall Mays	150,000	3.19%	44.53	2/19/09	2,265,000
Roger Parry	35,000	.75%	44.53	2/19/09	528,500
Paul Meyer	65,000	1.38%	44.53	2/19/09	981,500

(1)	Present value for this option was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from 3.06% to 2.21%, a dividend yield of .90%, a volatility factor of the expected market price of Clear Channel’s common stock used ranged from 46% to 50% and the expected life ranged from 3 years to 5 years. The present value of stock options granted is based on a theoretical option-pricing model. In actuality, because Clear Channel’s employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all shareholders commensurately.

Stock Option Exercises and Holding Table

      The following table sets forth certain information regarding stock options exercised by the named executive officers during the year ended December 31, 2004, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2004. Also reported are the values of “in the money” options which represent the positive spread between the exercise price of any existing stock options and the Clear Channel common stock price as of December 31, 2004.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money Options
	Shares Acquired on		Options at Fiscal Year End	at Fiscal Year End
	Exercise		(#)	($)
Name	(#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Mark Mays	30,000	772,200	266,500 / 800,000	-0- / -0-
L. Lowry Mays	—	—	2,495,000 / -0-	4,005,240 / -0-
Randall Mays	30,000	772,200	266,500 / 800,000	-0- / -0-
Roger Parry	—	—	85,224 / 147,507	-0- / -0-
Paul Meyer	—	—	103,750 / 131,250	-0- / -0-

Equity Compensation Plans

      The following table summarizes information, as of December 31, 2004, relating to Clear Channel’s equity compensation plans pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

			Number of securities
			remaining available
	Number of securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise price of	exercise price of	compensation plans
	outstanding options,	outstanding warrants	(excluding securities
Plan category	warrants and rights	and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	22,561,403	$47.427	37,003,302
Equity compensation plans not approved by security holders (2)	20,747	$27.200	1,745,517

Total (3)	22,582,150	$47.408	38,748,819

(1)	These plans are the Clear Channel Communications, Inc. 1994 Incentive Stock Option Plan, Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. 1998 Incentive Stock Option Plan and Clear Channel Communications, Inc. 2001 Incentive Stock Option Plan.

(2)	The sole equity compensation plan not submitted to the shareholders for approval is the Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan. The Clear Channel Communications, Inc. 2000 Employee Stock Purchase Plan is included with the exhibits to Clear Channel’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002.

(3)	Does not include option to purchase an aggregate of 19,276,658 shares, at a weighted average exercise price of $41.7344, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.

Employment Agreements

      On March 10, 2005, Clear Channel entered into amended and restated employment agreements with its three senior executives, L. Lowry Mays (Chairman), Mark Mays (President and Chief Executive Officer) and Randall Mays (Executive Vice President and Chief Financial Officer). These agreements amended and restated existing employment agreements dated October 1, 1999 between Clear Channel and the three executives. Each amended and restated agreement has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel’s Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chairman, President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer provide for base minimum salaries of $350,000, $350,000 and $325,000, respectively, and for minimum option grants to acquire 50,000 shares of Clear Channel common stock; provided, however, that the annual option grant will not be smaller than the option grant in the preceding year unless waived by the executive. Each option will be exercisable at fair market value at the date of grant for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee will determine the schedule upon which the options will vest and become exercisable.

      Each of these executive employment agreements provides for severance and change-in-control payments in the event that Clear Channel terminates an executive’s employment without “Cause” or if the executive terminates for “Good Reason”. “Cause” is narrowly defined, and any determination of “Cause” is subject to a supermajority vote of the independent members of Clear Channel’s independent directors. “Good Reason” includes defined change-in-control transactions involving Clear Channel, Clear Channel’s election not to automatically extend the term of the employment agreement, a diminution in the executive’s pay, duties or title or, (1) in the case of the

President and Chief Executive Officer, at any time that the office of Chairman is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays; or (2) in the case of the Executive Vice President and Chief Financial Officer, at any time that either of the offices of Chairman or President and Chief Executive Officer is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays. If an executive is terminated by Clear Channel without “Cause” or the executive resigns for “Good Reason” then that executive will receive a lump-sum cash payment equal to the base salary and bonus that otherwise would have been paid for the remainder of the term of the agreement (using the highest bonus paid to executive in the three years preceding the termination but not less than $1,000,000 bonus for the President and Chief Executive Officer or the Executive Vice President and Chief Financial Officer, and $3,000,000 bonus for the Chairman), continuation of benefits, immediate vesting on the date of termination of all stock options held by the executive on the date of termination, and either: (i) an option to acquire 1,000,000 shares of Clear Channel’s common stock at fair market value as of the date of termination that is fully vested and exercisable for a period of ten years, or (ii) a grant of a number of shares of Clear Channel’s common stock equal to: (a) 1,000,000, divided by (b) the number computed by dividing: (x) the last reported sale price of Clear Channel’s common stock on the NYSE at the close of the trading day immediately preceding the date of termination of executive’s employment, by (y) the value of the stock option described in clause (i) above as determined by Clear Channel in accordance with generally accepted accounting principles. Certain tax gross up payments would also be due on such amounts. In the event the executive’s employment is terminated without “Cause” or for “Good Reason,” the employment agreements also restrict the executive’s business activities that compete with the business of Clear Channel for a period of two years following such termination.

      On February 18, 2004, Clear Channel entered into an employment agreement with Paul J. Meyer. This contract became effective as of the 1st day of February 2004 and the initial term ends on January 31, 2006; the term automatically extends one day at a time beginning February 1, 2005 unless one party gives the other one years’ notice of expiration at or prior to January 31, 2005. The contract calls for Mr. Meyer to be the President and Chief Executive Officer, Clear Channel Outdoor for a base salary of $475,000 for the period from February 1, 2004 through January 31, 2005; and $500,000 for the period from February 1, 2005 through January 31, 2006, subject to additional annual raises thereafter in accordance with Clear Channel’s policies. Mr. Meyer is also eligible to receive a performance bonus based on the percentage increase of EBIT per year and stock options based on merit as decided by the Clear Channel Compensation Committee. Upon execution of the agreement, Mr. Meyer received 25,000 options to purchase Clear Channel common stock at an exercise price equal to the fair market value of the common stock on the date of grant.

      Mr. Meyer may terminate his employment at any time upon one year’s written notice. Clear Channel may terminate Mr. Meyer without “Cause” upon one year’s written notice. If Mr. Meyer is terminated without “Cause”, he is entitled to receive a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. Mr. Meyer is prohibited by his employment agreement from activities that compete with Clear Channel for 12 months after he leaves Clear Channel and he is prohibited from soliciting Clear Channel employees for employment for 12 months after termination regardless of the reason for termination of employment.

REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE

      The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report or the performance graphs by reference therein.

      The Compensation Committee of the Board of Directors and the Committee’s Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal year 2004.

Overall Policy

      The financial success of Clear Channel is linked to the ability of its executive and other officers to direct Clear Channel’s current operations, to assess the advantages of potential acquisitions, and to realign the operations of acquired entities with the operating policies of Clear Channel. The fundamental objective of Clear Channel’s compensation strategy is to attract, retain and motivate top quality executive and other officers through compensation and incentives which align the interests of Clear Channel’s officers and senior management with the interests of Clear Channel’s shareholders.

      Clear Channel believes that compensation of its executive and other officers and senior managers should be directly and materially linked to operating performance. For fiscal year 2004, the executive compensation program consisted of a base salary, a pay-for-performance cash bonus plan, stock options and restricted stock awards. The annual pay-for-performance criteria are based on Clear Channel’s year-over-year improvements in financial results using a combination of metrics including earnings per share, free cash flow per share and operating income before depreciation, amortization and non-cash compensation expense.

      The Compensation Committee and the Executive Performance Subcommittee believe that this four-component approach best serves the interests of Clear Channel and its shareholders. It enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring that all officers and senior managers are compensated in a way that advances the interests of all shareholders. Under this approach, compensation of these officers and senior managers involves a high proportion of pay that is “at risk”, namely, the annual pay-for-performance cash bonus, stock options and restricted stock awards. The annual pay-for-performance cash bonus is also based entirely on Clear Channel’s financial performance relative to goals established at the start of the fiscal year. Stock options and restricted stock awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel’s shareholders.

      The compensation of Clear Channel’s Chairman, President and Chief Executive Officer and Executive Vice President and Chief Financial Officer is based on the performance of Clear Channel as a whole. The compensation of Clear Channel’s President and Chief Executive Officer, Radio Division, its President and Chief Executive Officer of Clear Channel Outdoor, its Chairman and Chief Executive Officer of Clear Channel Entertainment, its President and Chief Executive Officer of Television, its Chief Executive Officer of Clear Channel International, and its President of International Radio are compensated in part based on the performance of their respective operating divisions, and in part based on the performance of Clear Channel as a whole.

      In carrying out its responsibilities, for the past two years, the Compensation Committee has engaged a leading national executive compensation consulting firm to develop and provide market pay data to better evaluate the appropriateness and competitiveness of compensation paid to Clear Channel’s executive officers. The consultant developed market pay data from proxy statements of leading media companies (“Media Peers”) identified by the Committee as key competitors for business and/or executive talent and from a group of general industry companies (“General Industry Peers”) selected on the basis of criteria that were deemed to reflect Clear Channel in terms of the stock exchange upon which Clear Channel’s shares trade, scope of operations, revenue, free cash flow, total assets, market value, total capital and/or number of employees.

      The consultant provided the Committee with market pay data for base salary, bonus, total cash compensation, long-term incentives, and total direct compensation for Media Peers and General Industry Peers. Market pay data was provided at the 25th, 50th and 75th percentiles of peer pay levels. Based on the Committee’s assessments of peer pay levels and of each executive officer’s skills, performance and contributions, the Committee determined that overall compensation paid to its executive officers was competitively positioned (within the 25th and 50th percentiles) compared to Media Peers and was appropriate in comparison to general industry pay practices, performance considerations, and Clear Channel’s desire to motivate and retain its executive officers.

Compensation

      Base Salary

      Base salaries of executive and other officers are set at levels comparable to salaries paid by companies in similar industries in which Clear Channel operates. The salaries of all executive officers are determined through mutual negotiations between the executive and the Compensation Committee. We may enter into employment agreements with executive officers in which case Clear Channel is required to compensate those executive officers in accordance with their employment agreements. Clear Channel currently has employment agreements with its Chairman, its President and Chief Executive Officer, its Executive Vice President and Chief Financial Officer, its President and Chief Executive Officer of Clear Channel Radio, its President and Chief Executive Officer of Clear Channel Outdoor and its Chairman and Chief Executive Officer of Clear Channel Entertainment. The Compensation Committee and the independent members of the Board of Directors believe that employment agreements with key executives are in the best interests of Clear Channel to assure continuity of management.

      Bonus Plans

      In fiscal year 2004, executive officers of Clear Channel participated in Clear Channel’s Annual Incentive Plan. This plan was administered by the Executive Performance Subcommittee and provided for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the plan, the Subcommittee establishes specific company “performance-based goals” applicable to each covered executive officer for the ensuing fiscal year performance period. The budgeted goals established for fiscal year 2004 were based upon the executives achieving certain goals, including an increase in cash flow per share over the prior year and other objective measures of performance. Performance goals for each executive officer were set pursuant to an extensive annual operating plan developed in February 2004 by the then-Chief Executive Officer, L. Lowry Mays, in consultation with the then-Chief Operating Officer, Mark Mays, the Chief Financial Officer and other senior executive officers, including the principal executive officers of Clear Channel’s various operating divisions. The then-Chief Executive Officer, L. Lowry Mays, made recommendations as to the compensation levels and performance goals of Clear Channel’s executive officers to the Compensation Committee for its review, consideration and approval.

      In addition, for fiscal year 2004, the Subcommittee established an objective formula for calculating the maximum bonus payable to each participating executive officer. These maximum bonus amounts were set above Clear Channel’s historical bonus levels for executives other than the then-current Chief Executive Officer, L. Lowry Mays, because the Section 162(m) regulations allow only “negative discretion” in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted. For the 2004 performance period, the Committee exercised its discretion to reduce incentive payments below what would have been allowed under the Clear Channel Annual Incentive Plan.

      For fiscal year 2004, the Subcommittee established overall Company performance targets for the Chairman, President and Chief Executive Officer and Executive Vice President and Chief Financial Officer based upon the achievement of specified levels of growth in earnings per share for Clear Channel. The performance goals for the principal executive officers of Clear Channel’s main operating divisions (Domestic Radio, International Radio, Television, Domestic Outdoor, International Outdoor and Entertainment) included a component attributable to growth in cash flow of their respective operating division, and also a component attributable to growth in cash flow for Clear Channel as a whole. After the end of the fiscal year, the Subcommittee confirmed that the 2004 targets had been achieved and, accordingly, that annual bonuses would be paid under the plan, subject to the Subcommittee’s exercise of “negative discretion,” to the then-current President and Chief Executive Officer, Mark Mays, and the other plan participants. The amounts of the bonuses paid to the named executives are set forth in the Summary Compensation Table presented elsewhere in these proxy materials.

      Stock Options

      Stock option grants to executive and other officers of Clear Channel were determined based solely on the achievement of the performance goals described previously in this report. All decisions to grant stock options are in the sole discretion of the Compensation Committee or the Executive Performance Subcommittee, as applicable.

      The employment agreements with the Chairman, President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer contemplate the award of annual option grants to acquire not less than 50,000 shares of Clear Channel common stock.

      Restricted Stock Awards

      Restricted stock awards to key executives of Clear Channel were determined based solely on the achievement of certain performance goals as discussed previously in this report. All decisions to award restricted stock are in the sole discretion of the Compensation Committee and the Executive Performance Subcommittee, as applicable, based on the achievement of those performance goals.

      The Committee intends to review contractual employment and compensation arrangements annually, including base salary and annual and long term incentive compensation to be assured that its key elements reflects objective of aligning the interests of Clear Channel’s officers with those of its shareholders.

Chief Executive Officer Compensation

      The Clear Channel Compensation Committee and the Executive Performance Subcommittee established the Chief Executive Officer’s performance goals and determined the amount of his incentive bonus. During 2004, there were two individuals who held the position of Chief Executive Officer for Clear Channel. L. Lowry Mays was Chairman and Chief Executive Officer from January 1, 2004 until May 7, 2004. On May 7, 2004, the Clear Channel Board elected Mark Mays President and interim Chief Executive Officer of Clear Channel. Effective October 20, 2004, Mark Mays was elected by the Board of Directors as President and Chief Executive Officer of Clear Channel.

      Clear Channel entered into a seven-year employment agreement with L. Lowry Mays, to serve as Chairman and Chief Executive Officer, effective October 1, 1999. The employment agreement provides for a minimum annual base salary of $1 million. The salary amount is subject to review by the Clear Channel Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each day by one additional day for each day expired during the employment period, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Clear Channel Executive Performance Subcommittee of the Board and an annual option grant to acquire not less than 100,000 shares of Clear Channel common stock. The employment agreement provides for substantial severance and change-in-control payments and option grants in the event that Clear Channel terminates L. Lowry Mays’ employment without “Cause” or if L. Lowry Mays terminates for “Good Reason.” On March 10, 2005, Clear Channel entered into an amended and restated employment agreement with L. Lowry Mays, which amended and restated the existing employment agreement dated October 1, 1999. The changes to the original employment agreement reflect the fact that L. Lowry Mays now serves as the Chairman of Clear Channel’s board of directors and not the Chief Executive Officer and that the offices of Chairman and Chief Executive Officer are no longer combined. In addition, changes to the original employment agreement provide L. Lowry Mays with the choice of receiving a number of shares of Clear Channel common stock based on a formula as part of a severance package in lieu of a stock option grant in cases where L. Lowry Mays is terminated by Clear Channel without cause or he resigns for good reason.

      Clear Channel entered into a seven-year employment agreement with Mark Mays, to serve as President and Chief Operating Officer, effective October 1, 1999. The employment agreement provides for a minimum annual base salary of $350,000. The salary amount is subject to review by the Clear Channel Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each day by one additional day for each day expired during the employment period, in the absence of a notice of non-extension from Mark Mays. The employment agreement contemplates that Mark Mays will be awarded bonus compensation as determined by the Clear Channel Executive Performance Subcommittee of the Board and an annual option grant to acquire not less than 50,000 shares of Clear Channel common stock. The employment agreement provides for substantial severance and change-in-control payments and option grants in the event that Clear Channel terminates Mark Mays’ employment without “Cause” or if Mark Mays terminates for “Good Reason. On March 10, 2005, Clear Channel entered into an amended and restated employment agreement Mark Mays, which amended and restated the existing employment agreement dated October 1, 1999. The changes to the original employment agreement reflects the fact that Mark Mays now serves as Clear Channel’s President and Chief Executive Officer and that the offices of Chairman and Chief Executive Officer are no longer combined. The amended and restated employment agreement for Mark Mays also eliminated provisions in his original employment agreement that provided for the doubling of a lump sum cash severance payment to be paid in the event that his employment was terminated under certain circumstances. In addition, changes to his employment agreement provide Mark Mays with the choice of receiving a number of shares of Clear Channel common stock based on a formula as part of a severance package in lieu of a stock option grant in cases where Mark Mays is terminated by Clear Channel without cause or he resigns for good reason.

      At the end of 2004, the annual salary of L. Lowry Mays, Clear Channel’s Chairman, was $695,000 pursuant to his employment contract with Clear Channel. He was paid a cash bonus of $1.7 million in February of 2005 that, while paid in 2005, rewarded him for performance in his role as Chairman and Chief Executive Officer in 2004. Options were granted to L. Lowry Mays for his performance as Chairman and Chief Executive Officer in 2004 for the purchase of 150,000 shares of Clear Channel common stock. In addition, 25,000 shares of restricted stock were awarded to L. Lowry Mays for his performance as Chairman and Chief Executive Officer in 2004.

      At the end of 2004, the annual salary of Mark Mays, Clear Channel’s Chief Executive Officer, was $695,000 pursuant to his employment contract with Clear Channel. He was paid a cash bonus of $1.7 million in February of 2005 that, while paid in 2005, rewarded for performance in his role as President and Chief Executive Officer in 2004. Options were granted to Mark Mays for his performance as President and Chief Executive Officer in 2004 for the purchase of 150,000 shares of Clear Channel common stock. In addition, 25,000 shares of restricted stock were awarded to Mark Mays for his performance as President and Chief Executive Officer in 2004.

      The Compensation Committee and Executive Performance Subcommittee utilized information gathered from an independent executive compensation consulting firm in determining the overall compensation package for the Clear Channel Chief Executive Officer. The amount of salary paid and bonus awarded to the L. Lowry Mays and Mark Mays for performance as Chief Executive Officer during fiscal year 2004 was made in accordance with the terms of their respective employment agreements as described above and in accordance with performance-based criteria discussed previously in this report.

Policy on Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)).

      At the 2000 annual Clear Channel shareholder meeting, the shareholders approved on annual incentive plan, which met the requirements of Section 162(m) with respect to the performance-based compensation paid to the Chief Executive Officer, as discussed above. The annual incentive plan adopted at the 2000 annual meeting will expire on the date of this year’s annual meeting. The 2005 Annual Incentive Plan being submitted to the shareholders for approval at this year’s annual meeting is intended to replace the annual incentive plan adopted at the 2000 annual meeting. The present intention of the Clear Channel Compensation Committee is to continue to comply with the requirements of Section 162(m).

Respectfully submitted,

THE COMPENSATION COMMITTEE John Williams, J.C. Watts and B.J. McCombs

THE EXECUTIVE PERFORMANCE SUBCOMMITTEE John Williams and J.C. Watts

STOCK PERFORMANCE GRAPH

(Indexed Yearly Stock Price Close)

      The following charts demonstrate a five-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, a Radio Index, the S&P Consumer Discretionary Index, and the S&P 500 Composite Index as well as a ten-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, the S&P Consumer Discretionary Index, and the S&P 500 Composite Index.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Clear Channel	1,000	543	571	418	527	382

Radio Index*	1,000	415	749	651	825	608

S&P Consumer Discretionary Index	1,000	801	823	628	862	976

S&P500 Index	1,000	910	802	626	804	890

*	The Radio Index is comprised of Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.

	12/31/94	12/31/95	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Clear Channel	1,000	1,739	2,847	6,261	8,591	14,069	7,635	8,024	5,878	7,413	5,372

S&P Consumer Discretionary Index	1,000	1,202	1,351	1,812	2,553	3,192	2,556	2,627	2,004	2,750	3,112

S&P500 Index	1,000	1,371	1,682	2,239	2,874	3,474	3,160	2,786	2,174	2,791	3,091

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2004, except that Ms. Riggins was late in filing one transaction which was an open market purchase of shares, Mr. Hill was late in filing one transactions which was the exercise of employee stock options, Mr. Levin was late in filing one transaction which was a regular purchase through the Clear Channel Communications, Inc. Employee Stock Purchase Plan, and Mr. McCombs was late in filing the 2004 scheduled settlement of a forward contract.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

      None of the members of the Compensation Committee during fiscal 2004 or as of the date of this proxy statement is or has been an officer or employee of Clear Channel. Mr. B. J. McCombs serves on Clear Channel’s Compensation Committee. Clear Channel leases certain office space in San Antonio, Texas, from the children of L. Lowry Mays and a limited partnership owned and controlled by the children of B. J. McCombs. This lease expires on December 31, 2005 with current monthly rentals of $13,721. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. A limited partnership owned and controlled by the children of B. J. McCombs purchased an aggregate of $608,460 of radio, television and outdoor advertising for its various automobile dealerships from Clear Channel subsidiaries during 2004. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.

CERTAIN TRANSACTIONS

      Kathryn Mays Johnson, daughter of L. Lowry Mays, earned $68,040 during 2004 for her services to Clear Channel as its Senior Vice President, Corporate Relations.

      Allen J. Becker, the father of Brian Becker who serves as the Chairman and Chief Executive Officer of Clear Channel Entertainment, a subsidiary of Clear Channel, has various ownership interests in certain theater venues which Clear Channel Entertainment manages for a fee. Clear Channel Entertainment also provides office space to Allen J. Becker. In 2004, Clear Channel Entertainment received $300,000 for services rendered to these venues and $62,400 for use of office facilities. Allen J. Becker also owns land for which Clear Channel Entertainment paid rent of $18,000 during 2004.

      Additionally, on August 23, 2000, SFX Theatrical Group, Inc., a subsidiary of Clear Channel, entered into an agreement to acquire all the issued and outstanding stock of Theatre Management Group, Inc. (“TMG”) from its shareholders. Allen J. Becker held 37.5% of TMG. The transaction subsequently closed on October 13, 2000. Among its terms, the agreement required SFX to make certain contingent payments to the former TMG shareholders upon satisfaction of certain completion criteria related to theater development projects that were underway in Baltimore and Boston at the time of the acquisition. The conditions related to the Baltimore project were satisfied and the required contractual payments to the shareholders were made on February 13, 2004. The conditions related to the Boston project were also satisfied and the required contractual payments to the shareholders were made on July 26, 2004. Allen J. Becker received two payments of $187,500 each.

      In May 1977, Clear Channel and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party’s spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement.

PROPOSAL 2: APPROVAL OF THE 2005 ANNUAL INCENTIVE PLAN

      The Board of Directors has approved and recommends that the shareholders approve the adoption of the 2005 Annual Incentive Plan, which is intended to comply with Section 162(m) of the Internal Revenue Code. The 2005 Annual Incentive Plan, if approved by shareholders, will provide for the payment of bonuses to each executive officer of Clear Channel and its subsidiaries, and other key executives who are selected to participate in the 2005 Annual Incentive Plan by the Compensation Committee of the Board of Directors. The bonuses will be performance awards based on the satisfaction of performance objectives as described below.

      On February 16, 2005, the Board of Directors approved the 2005 Annual Incentive Plan. The 2005 Annual Incentive Plan permits the Compensation Committee to grant performance awards based upon pre-established performance goals to executives of Clear Channel and its subsidiaries selected by the Compensation Committee, whether or not such executives, at the time of grant, are subject to the limit on deductible compensation under Section 162(m) of the Internal Revenue Code.

      In order to qualify for deductibility under Section 162(m) of the Internal Revenue Code, the 2005 Annual Incentive Plan, including the performance goals set forth in the 2005 Annual Incentive Plan, must be approved by the shareholders. If the 2005 Annual Incentive Plan is not approved by Clear Channel’s shareholders, no performance awards granted under the 2005 Annual Incentive Plan will be paid whether or not the performance goals are achieved.

      Shareholder approval of the 2005 Annual Incentive Plan is recommended by the Board of Directors in order to continue to provide an incentive to executive officers and other selected key executives of Clear Channel and its subsidiaries to contribute to the growth, profitability and increased shareholder value of Clear Channel, to retain such executives, and to endeavor to maintain the tax-deductible status of such incentive payments to Clear Channel’s Chief Executive Officer and four other most-highly paid executive officers at year end who are named in Clear Channel’s proxy statement for the year in which such amounts are claimed as a deduction by Clear Channel.

      The 2005 Annual Incentive Plan will be administered by the Compensation Committee. The Compensation Committee will select plan participants from among executive officers and other key executives of Clear Channel and its subsidiaries. The number of participants in the 2005 Annual Incentive Plan is not determinable from year to year. The 2005 Annual Incentive Plan provides for the grant of performance-based incentive compensation (“Performance Awards”). Thus, under the 2005 Annual Incentive Plan, the Compensation Committee, in its sole discretion, may grant Performance Awards to eligible employees.

      Under the 2005 Annual Incentive Plan, the Compensation Committee has the authority to grant Performance Awards which provide participants with the right to such an award based upon the achievement of one or more levels of performance required to be attained with respect to a performance goal, as defined below (a “Performance Goal”), set by the Compensation Committee during a Performance Period (the “Performance

Objective”). The 2005 Annual Incentive Plan contemplates that the following Performance Goals may be selected by the Compensation Committee and shall mean or may be expressed in terms of any of the following business criteria: revenue growth, earnings before interest, taxes depreciation and amortization (“EBITDA”), EBITDA growth, operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in Clear Channel’s attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. For purposes of the 2005 Annual Incentive Plan, a Performance Period shall mean the calendar year, or such other shorter or longer period designated by the Compensation Committee, during which performance will be measured in order to determine a participant’s entitlement to receive payment of a Performance Award.

      The 2005 Annual Incentive Plan contemplates that the Compensation Committee will establish the Performance Objective for each Performance Award, consisting of one or more business criteria permitted as a Performance Goal hereunder, one or more levels of performance with respect to each such criteria and the amount or amounts payable or other rights that the participant will be entitled upon achievement of such levels of performance. The Performance Objective applicable to a Performance Period must be established by the Compensation Committee prior to, or reasonably promptly following the inception of, a Performance Period, but no later than the earlier of the date that is 90 days after the commencement of the Performance Period or the date prior to the date on which twenty-five percent of the Performance Period has elapsed, as required by Section 162(m) of the Internal Revenue Code.

      Upon certification of the achievement of Performance Objectives by the Compensation Committee which entitle a participant to the payment of a Performance Award, unless such participant has elected to defer payment upon approval by the Compensation Committee, the award shall be settled in cash or other property. A participant will not be granted a Performance Award for any Performance Periods that permit the participant in the aggregate to earn a cash payment or payment in other property in excess of $15 million in a calendar year.

      The Compensation Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the Performance Award of any participant, for any reason, including changes in the participant’s position or duties with Clear Channel or any subsidiary during a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. To the extent necessary to preserve the intended economic effects of the 2005 Annual Incentive Plan to Clear Channel and its subsidiaries and the participants, the Compensation Committee is also authorized during or after a Performance Period to adjust the Performance Objectives and/or, the Performance Awards to take into account a change in corporate capitalization, a corporate transaction, any partial or complete liquidation of Clear Channel or any subsidiary or a change in accounting rules (with respect to Performance Awards, a change in accounting rules will not be taken into account for purposes of this adjustment unless the Compensation Committee determines otherwise no later than the earlier of the date that is 90 days after the commencement of the Performance Period or the date prior to the date on which twenty-five percent of the Performance Period has elapsed); provided that, no such adjustment may cause any Performance Awards to fail to qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code.

      Under the 2005 Annual Incentive Plan, each participant (upon advance approval of the Compensation Committee) will have the right to defer receipt of part or all of any payment due with respect to a Performance Award, subject to the terms, conditions and administrative guidelines as the Compensation Committee shall determine from time to time.

      In the event a participant terminates his or her employment for any reason during a Performance Period, he or she (or his or her beneficiary, in the case of death) will generally not be entitled to receive a Performance Award for such Performance Period unless the Compensation Committee, in its sole and absolute discretion, elects to pay a

Performance Award to such participant. In the event of the death of a participant, any payments due to such participant will continue to be paid to his or her beneficiary or, failing such designation, to his or her estate.

      The Board, or a committee designated by the Board, may, at any time, terminate or, from time to time, amend, modify or suspend the 2005 Annual Incentive Plan and the terms and provisions of any Performance Award theretofore awarded to any participant which has not been settled (either by payment or deferral). No Performance Award may be granted during any suspension of the Plan or after its termination. Any such amendment may be made without shareholder approval.

      The 2005 Annual Incentive Plan will constitute an “unfunded” plan for incentive and deferred compensation. Under the terms of the plan, a participant has only rights which are no greater than those of a general creditor of Clear Channel. The 2005 Annual Incentive Plan permits the Compensation Committee to authorize the creation of trusts and deposit therein cash, shares of stock or other property or make other arrangements, to meet Clear Channel’s obligations under the 2005 Annual Incentive Plan.

      The 2005 Annual Incentive Plan became effective on January 1, 2005, subject to the approval of the shareholders at the annual meeting.

      The affirmative vote of the holders of a majority of Clear Channel’s outstanding common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the 2005 Annual Incentive Plan. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ANNUAL INCENTIVE PLAN.

      The amounts payable under the 2005 Annual Incentive Plan for 2005 which may be received by each of (a) the executive officers of Clear Channel named in the Summary Compensation Table above; (b) the executive officers of Clear Channel as a group; (c) the directors of Clear Channel who are not executive officers as a group; and (d) Clear Channel employees who are not executive officers as a group is not currently determinable.

AUDIT COMMITTEE REPORT

      The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.

      The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel.

      As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting..

      The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

      Among other matters, the Audit Committee monitors the activities and performance of Clear Channel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel’s internal compliance programs.

      The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met eight times during the year ended December 31, 2004. The Audit Committee also meets privately with the internal and external auditors as well as management immediately following four of these meetings.

      During the course of 2004, management completed the documentation, testing and evaluation of Clear Channel’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

      In overseeing the preparation of Clear Channel’s financial statements, the Committee met with both management and Clear Channel’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

      With respect to Clear Channel’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

      Finally, the Committee continued to monitor the scope and adequacy of Clear Channel’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

      On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel’s audited financial statements in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Perry Lewis — Chairman,
Phyllis B. Riggins, Theodore Strauss
and John Williams

AUDITOR FEES

Ernst & Young LLP billed Clear Channel the following fees for services provided during the years ended December 31, 2004 and 2003:

(In thousands)	Fees Paid During Year Ended
	December 31,

	2004		2003

Annual audit fees (1)	$8,260	(5)	$5,125
Audit-related fees (2)	138		314
Tax fees (3)	2,182		1,712
All other fees (4)	—		24

Total fees for services	$10,580		$7,175

(1)	Annual audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulation.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews and include fees of $140,000 in 2004 and $200,000 in 2003 related to engagements for which fees were based in part on findings. Both engagements were completed in 2003 and fees were paid prior to May 21, 2004. Of the $2.2 million and the $1.7 million tax fees for 2004 and 2003, respectively, $.2 million and $.2 million were related to tax compliance services.

(4)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.

(5)	Current year’s annual audit fees include $2.7 million related to audit services required to comply with Sarbanes-Oxley Section 404.

      Clear Channel’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP’s independence.

      The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.

PROPOSAL 3: SELECTION OF INDEPENDENT AUDITORS

      Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ending December 31, 2005.

      Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit committee may terminate the appointment of Ernst & Young as independent auditors without shareholder approval whenever the Audit Committee deems termination necessary or appropriate.

      The affirmative vote of the holders of a majority of Clear Channel’s outstanding common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of independent auditors. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

OTHER MATTERS

      The Board knows of no other business to be brought before the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

      Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2006 may do so by following the procedures prescribed in SEC Rule l4a-8. To be eligible for inclusion, shareholder proposals must be received by the secretary of Clear Channel no later than November 28, 2005. Proposals should be sent to Corporate Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

ADVANCE NOTICE PROCEDURES

      Under our bylaws, shareholders may not present a proposal for consideration at any shareholders meeting unless such shareholder submits such proposal in writing to the secretary of Clear Channel not less than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Clear Channel’s proxy statement.

NYSE MATTERS

      Clear Channel filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel also submitted a Section 12(a) CEO Certification to the NYSE last year.

GENERAL

      Neither Clear Channel management nor the Board knows of any matter to be acted upon at the Clear Channel shareholder meeting other than the matters described above. If any other matter properly comes before the Clear Channel shareholder meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

      The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel has also retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.

      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Clear Channel and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Communications, Inc., Shareholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.

      An electronic copy of Clear Channel’s Annual Report on Form 10-K filed with the SEC on March 15, 2004, is available free of charge at Clear Channel’s Internet website at www.clearchannel.com. A paper copy of the Form 10-K is also available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

      This document is dated March 14, 2005 and is first being mailed to shareholders on or about March 28, 2005.

Randall T. Mays
Secretary

APPENDIX A

CLEAR CHANNEL COMMUNICATIONS, INC.

2005 ANNUAL INCENTIVE PLAN

1. Purposes. The purposes of this 2005 Annual Incentive Plan are to provide an incentive to executive officers and other selected key executives of Clear Channel to contribute to the growth, profitability and increased shareholder value of Clear Channel, to retain such executives and endeavor to qualify the compensation paid under the Plan for tax deductibility under Section 162(m) of the Code.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

      (a) “Board” shall mean Clear Channel’s Board of Directors.

      (b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions thereto.

      (c) “Committee” shall mean a committee composed of at least two members of the Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code.

      (d) “Clear Channel” or “Company” shall mean Clear Channel Communications, Inc. and any entity that succeeds to all or substantially all of its business.

      (e) “Effective Date” shall mean January 1, 2005.

      (f) “Eligible Employee” shall mean each executive officer of Clear Channel, including those employed by subsidiaries, and other key executives of Clear Channel and its subsidiaries selected by the Committee.

      (g) “GAAP” shall mean U.S. Generally Accepted Accounting Principles.

      (h) “Participant” shall mean an Eligible Employee designated by the Committee to participate in the Plan for a designated Performance Period.

      (i) “Performance Award” shall mean the right of a Participant to receive cash or other property following the completion of a Performance Period based upon performance in respect of one or more of the Performance Goals during such Performance Period, as specified in Section 5.

      (j) “Performance Goals” shall mean or may be expressed in terms of any of the following business criteria: revenue growth, earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA growth, operating income before depreciation and amortization and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, cash available for distribution, cash available for distribution per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in Clear Channel’s attainment of expense levels, implementing or completion of critical projects, or improvement in cash-flow (before or after tax). A Performance Goal may be measured over a Performance Period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. Unless otherwise determined by the Committee by no later than the earlier of the date that is ninety (90) days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent (25%) of the Performance Period has elapsed, the Performance Goals will be determined by not accounting for a change in GAAP during a Performance Period.

      (k) “Performance Objective” shall mean the level or levels of performance required to be attained with respect to specified Performance Goals in order that a Participant shall become entitled to specified rights in connection with a Performance Award.

      (l) “Performance Period” shall mean the calendar year, or such other shorter or longer period designated by the Committee, during which performance will be measured in order to determine a Participant’s entitlement to receive payment of a Performance Award.

      (m) “Plan” shall mean this Clear Channel Communications, Inc. 2005 Annual Incentive Plan, as amended from time to time.

3. Administration.

      (a) Authority. The Plan shall be administered by the Committee. The Committee is authorized, subject to the provisions of the Plan, in its sole discretion, from time to time to: (i) select Participants; (ii) grant Performance Awards under the Plan; (iii) determine the type, terms and conditions of, and all other matters relating to, Performance Awards; (iv) prescribe Performance Award agreements (which need not be identical); (v) establish, modify or rescind such rules and regulations as it deems necessary for the proper administration of the Plan; and (vi) make such determinations and interpretations and to take such steps in connection with the Plan or the Performance Awards granted thereunder as it deems necessary or advisable. All such actions by the Committee under the Plan or with respect to the Performance Awards granted thereunder shall be final and binding on all persons.

      (b) Manner of Exercise of Committee Authority. The Committee may delegate its responsibility with respect to the administration of the Plan to one or more officers of Clear Channel, to one or more members of the Committee or to one or more members of the Board; provided, however, that the Committee may not delegate its responsibility (i) to make Performance Awards to executive officers of Clear Channel; (ii) to make Performance Awards which are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code; or (iii) to certify the satisfaction of Performance Objectives pursuant to Section 5(e) in accordance with Section 162(m) of the Code. The Committee may also appoint agents to assist in the day-to-day administration of the Plan and may delegate the authority to execute documents under the Plan to one or more members of the Committee or to one or more officers of the Company.

      (c) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of Clear Channel, Clear Channel’s independent certified public accountants, consultants or any other agent assisting in the administration of the Plan. Members of the Committee and any officer or employee of Clear Channel acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by Clear Channel with respect to any such action or determination.

4. Types of Awards. Subject to the provisions of the Plan, the Committee has the discretion to grant to Participants Performance Awards described in Section 5 in respect of any Performance Period.

5. Performance Awards.

      (a) Form of Award. The Committee is authorized to grant Performance Awards pursuant to this Section 5. A Performance Award shall represent the conditional right of the Participant to receive cash or other property based upon achievement of one or more pre-established Performance Objectives during a Performance Period, subject to the terms of this Section 5 and the other applicable terms of the Plan. Performance Awards shall be subject to such conditions, including deferral of settlement, risks of forfeiture, restrictions on transferability and other terms and conditions as shall be specified by the Committee.

      (b) Performance Objectives. The Committee shall establish the Performance Objective for each Performance Award, consisting of one or more business criteria permitted as Performance Goals hereunder and one or more levels of performance with respect to each such criteria. In addition, the Committee shall establish the amount or amounts payable or other rights that the Participant will be entitled to as a Performance Award upon achievement of such levels of performance. The Performance Objective shall be established by the Committee prior to, or reasonably promptly following the inception of, a Performance Period but, to the extent required by Section 162(m) of the Code, by no later than the earlier of the date that is ninety (90) days after the commencement of the Performance Period or the day prior to the date on which twenty-five percent (25%) of the Performance Period has elapsed.

      (c) Additional Provisions Applicable to Performance Awards. More than one Performance Goal may be incorporated in a Performance Objective, in which case achievement with respect to each Performance Goal may be assessed individually or in combination with each other. The Committee may, in connection with the establishment of Performance Objectives for a Performance Period, establish a matrix setting forth the relationship between performance on two or more Performance Goals and the amount of the Performance Award payable for that Performance Period. The level or levels of performance specified with respect to a Performance Goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine. Performance Objectives shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code. Performance Objectives may differ for Performance Awards granted to any one Participant or to different Participants.

      (d) Duration of the Performance Period. The Committee shall establish the duration of each Performance Period at the time that it sets the Performance Objectives applicable to that Performance Period. The Committee shall be authorized to permit overlapping or consecutive Performance Periods.

      (e) Certification. Following the completion of each Performance Period, the Committee shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the Performance Objective and other material terms for paying amounts in respect of each Performance Award related to that Performance Period have been achieved or met. Unless the Committee determines otherwise, Performance Awards shall not be settled until the Committee has made the certification specified under this Section 5(e).

      (f) Adjustment. The Committee is authorized at any time during or after a Performance Period to reduce or eliminate the Performance Award of any Participant for any reason, including, without limitation, changes in the position or duties of any Participant with Clear Channel during or after a Performance Period, whether due to any termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. In addition, to the extent necessary to preserve the intended economic effects of the Plan to Clear Channel and the Participants, the Committee shall adjust Performance Objectives, the Performance Awards or both to take into account: (i) a change in corporate capitalization, (ii) a corporate transaction, such as any merger of Clear Channel or any subsidiary into another corporation, any consolidation of Clear Channel or any subsidiary into another corporation, any separation of Clear Channel or any subsidiary (including a spin-off or the distribution of stock or property of Clear Channel or any subsidiary), any reorganization of Clear Channel or any subsidiary or a large, special and non-recurring dividend paid or distributed by Clear Channel (whether or not such reorganization comes within the definition of Section 368 of the Code), (iii) any partial or complete liquidation of Clear Channel or any subsidiary or (iv) a change in accounting or other relevant rules or regulations (any adjustment pursuant to this Clause (iv) shall be subject to the timing requirements of the last sentence of Section 2(j) of the Plan); provided, however, that no adjustment hereunder shall be authorized or made if and to the extent that the Committee determines that such authority or the making of such adjustment would cause the Performance Awards to fail to qualify as “qualified performance-based compensation” under Section 162(m) of the Code.

      (g) Timing of Payment. Except as provided below, any cash amounts payable in respect of Performance Awards for a Performance Period will generally be paid as soon as practicable following the determination in respect thereof made pursuant to Section 5(e), and any non-cash amounts or any other rights that the Participant is entitled to with respect to a Performance Award for a Performance Period will be paid in accordance with the terms of the Performance Award.

      (h) Deferral of Payments. Subject to such terms, conditions and administrative guidelines as the Committee shall specify from time to time, a Participant shall have the right to elect to defer receipt of part or all of any payment due with respect to a Performance Award.

      (i) Maximum Amount Payable Per Participant Under This Section 5. With respect to Performance Awards to be settled in cash or property, a Participant shall not be granted Performance Awards for all of the Performance Periods commencing in a calendar year that permit the Participant in the aggregate to earn a cash payment or payment in other property, in excess of $15,000,000.

6. General Provisions.

      (a) Termination of Employment. In the event a Participant terminates employment for any reason during a Performance Period or prior to the Performance Award payment, he or she (or his or her beneficiary, in the case of death) shall not be entitled to receive any Performance Award for such Performance Period unless the Committee, in its sole and absolute discretion, elects to pay a Performance Award to such Participant.

      (b) Death of the Participant. Subject to Section 6(a), in the event of the death of a Participant, any payments hereunder due to such Participant shall be paid to his or her beneficiary as designated in writing to the Committee or, failing such designation, to his or her estate. No beneficiary designation shall be effective unless it is in writing and received by the Committee prior to the date of death of the Participant.

      (c) Taxes. Clear Channel is authorized to withhold from any Performance Award granted, any payment relating to a Performance Award under the Plan, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving a Performance Award, and to take such other action as the Committee may deem advisable to enable Clear Channel and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Performance Award. This authority shall include authority for Clear Channel to withhold or receive other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

      (d) Limitations on Rights Conferred under Plan and Beneficiaries. Neither status as a Participant nor receipt or completion of a deferral election form shall be construed as a commitment that any Performance Award will become payable under the Plan. Nothing contained in the Plan or in any documents related to the Plan or to any Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee, Participant or in the employ of Clear Channel or constitute any contract or agreement of employment, or interfere in any way with the right of Clear Channel to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such Eligible Employee or Participant, with or without cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee or Participant. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

      (e) Changes to the Plan and Awards. Notwithstanding anything herein to the contrary, the Board, or a committee designated by the Board, may, at any time, terminate or, from time to time, amend, modify or suspend the Plan and the terms and provisions of any Performance Award theretofore granted to any Participant which has not been settled (either by payment or deferral). No Performance Award may be granted during any suspension of the Plan or after its termination. Any such amendment may be made without stockholder approval.

      (f) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to a Performance Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Performance Award, or the taking of any other action pursuant to the Plan shall give any such Participant any rights that are greater than those of a general creditor of Clear Channel; provided that the Committee may authorize the creation of trusts and deposit therein cash or other property or make other arrangements, to meet Clear Channel’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify in accordance with applicable law.

      (g) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board (or a committee designated by the Board) nor submission of the Plan or provisions thereof to the stockholders of Clear Channel for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem necessary.

      (h) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Performance Award shall be determined in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable Federal law.

      (i) Exemption Under Section 162(m) of the Code. The Plan, and all Performance Awards issued thereunder, are intended to be exempt from the application of Section 162(m) of the Code, which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year. The Committee may, without stockholder approval, amend the Plan retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve Clear Channel’s Federal income tax deduction for compensation paid pursuant to the Plan.

      (j) Effective Date. The Plan is effective on the Effective Date, subject to subsequent approval thereof by Clear Channel’s stockholders at the first annual meeting of stockholders to occur after the Effective Date, and shall remain in effect until it has been terminated pursuant to Section 6(e). If the Plan is not approved by the stockholders at such annual meeting, the Plan and all interests in the Plan awarded to Participants before the date of such annual meeting shall be void ab initio and of no further force and effect. Unless Clear Channel determines to submit Section 5 of the Plan and the definition of “Performance Goal” to Clear Channel’s stockholders at the first stockholder meeting that occurs in the fifth year following the year in which the Plan was last approved by stockholders (or any earlier meeting designated by the Board), in accordance with the requirements of Section 162(m) of the Code, and such stockholder approval is obtained, then no further Performance Awards shall be made under Section 5 after the date of such annual meeting, but the remainder of the Plan shall continue in effect until terminated in accordance with Section 6(e).

APPENDIX B

EXCERPTS FROM
CLEAR CHANNEL'S 2004 ANNUAL REPORT ON FORM 10-K

PART II

ITEM 5. Market for Registrant’s Common Equity and Related Stockholder Matters

     Our common stock trades on the New York Stock Exchange under the symbol “CCU.” There were 3,530 shareholders of record as of February 28, 2005. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of the common stock as reported on the NYSE.

	Common Stock
	Market Price		Dividends
	High	Low	Declared
2003
First Quarter	$43.98	$31.00	$.00
Second Quarter	43.85	33.35	.00
Third Quarter	46.18	36.36	.10
Fourth Quarter	47.48	38.50	.10

2004
First Quarter	47.76	38.90	.10
Second Quarter	44.50	35.35	.10
Third Quarter	37.24	30.62	.125
Fourth Quarter	35.07	29.96	.125

Dividend Policy

     Our Board of Directors declared a quarterly cash dividend of 12.5 cents per share at its February 2005 meetings. We expect to continue to declare and pay quarterly cash dividends in 2005. The terms of our current credit facilities do not prohibit us from paying cash dividends unless we are in default under our credit facilities either prior to or after giving effect to any proposed dividend. However, any future decision by our Board of Directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and regulatory changes.

Purchases of Equity Securities by the Issuer and Affiliated Purchases

     On March 30, 2004, and then again on July 21, 2004, we publicly announced that our Board of Directors authorized share repurchase programs each up to $1.0 billion effective immediately. The March 30, 2004 program was completed at August 2, 2004 upon the repurchase of $1.0 billion of our shares. The second share repurchase program will expire one year from the date of authorization, although prior to such time the program may be discontinued or suspended at any time. During the three months ended December 31, 2004, we repurchased the following shares:

				Maximum Dollar
			Total Number of	Value of Shares
			Shares Purchased as	that May Yet Be
	Total Number of	Average Price Paid	Part of Publicly	Purchased Under the
Period	Shares Purchased	per Share	Announced Programs	Programs
October 1 through October 31	6,180,200	$30.9682	6,180,200	$380,507,475
November 1 through November 30	2,723,300	$34.3480	2,723,300	$286,967,671
December 1 through December 31	3,801,700	$33.7874	3,801,700	$158,517,960
Total	12,705,200		12,705,200

     On February 1, 2005, our Board of Directors approved another $1.0 billion share repurchase program. As of February 28, 2005, 58.8 million shares had been repurchased for an aggregate purchase price of $2.1 billion, including commission and fees, under all three share repurchase programs.

ITEM 6. Selected Financial Data

	For the Years ended December 31, (1)
(In thousands, except per share data)	2004	2003	2002	2001	2000
Results of Operations Information:
Revenue	$9,418,459	$8,930,899	$8,421,055	$7,970,003	$5,345,306
Operating Expenses:
Divisional operating expenses	6,850,426	6,488,856	6,052,761	5,866,706	3,480,706
Non-cash compensation expense	4,620	5,018	5,436	17,077	16,032
Depreciation and amortization	693,958	671,338	620,766	2,562,480	1,401,063
Corporate expenses	195,025	174,154	176,370	187,434	142,627

Operating income (loss)	1,674,430	1,591,533	1,565,722	(663,694)	304,878
Interest expense	367,753	388,000	432,786	560,077	383,104
Gain (loss) on sale of assets related to mergers	—	—	3,991	(213,706)	783,743
Gain (loss) on marketable securities	46,271	678,846	(3,096)	25,820	(5,369)
Equity in earnings of nonconsolidated affiliates	25,191	22,026	26,928	10,393	25,155
Other income (expense) - net	(13,947)	20,959	57,430	152,267	(11,764)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	1,364,192	1,925,364	1,218,189	(1,248,997)	713,539
Income tax benefit (expense)	(518,393)	(779,773)	(493,366)	104,971	(464,731)

Income (loss) before cumulative effect of a change in accounting principle	845,799	1,145,591	724,823	(1,144,026)	248,808
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 and $4,324,446 in 2002	(4,883,968)	—	(16,778,526)	—	—

Net income (loss)	$(4,038,169)	$1,145,591	$(16,053,703)	$(1,144,026)	$248,808

Net income (loss) per common share
Basic:
Income (loss) before cumulative effect of a change in accounting principle	$1.42	$1.86	$1.20	$(1.93)	$0.59
Cumulative effect of a change in accounting principle	(8.19)	—	(27.65)	—	—

Net income (loss)	$(6.77)	$1.86	$(26.45)	$(1.93)	$0.59

Diluted:
Income (loss) before cumulative effect of a change in accounting principle	$1.41	$1.85	$1.18	$(1.93)	$0.57
Cumulative effect of a change in accounting principle	(8.16)	—	(26.74)	—	—

Net income (loss)	$(6.75)	$1.85	$(25.56)	$(1.93)	$0.57

Cash dividends per share	$.45	$.20	$—	$—	$—

	As of December 31,
(In thousands)	2004	2003	2002	2001	2000
Balance Sheet Data:
Current assets	$2,269,922	$2,185,682	$2,123,495	$1,941,299	$2,343,217
Property, plant and equipment - net	4,124,274	4,260,915	4,242,812	3,956,749	4,255,234
Total assets	19,927,949	28,352,693	27,672,153	47,603,142	50,056,461
Current liabilities	2,184,552	1,892,719	3,010,639	2,959,857	2,128,550
Long-term debt, net of current maturities	6,962,560	6,921,348	7,382,090	7,967,713	10,597,082
Shareholders’ equity	9,488,078	15,553,939	14,210,092	29,736,063	30,347,173

(1)	Acquisitions and dispositions significantly impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

ITEM 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition

Executive Summary

     Our financial results for 2004 were led by our outdoor advertising business. We saw strong local and national advertising demand for our domestic bulletin inventory across substantially all markets. Our international street furniture and transit businesses performed well as signs of an economic recovery materialized in some of our markets, such as the United Kingdom, Italy, Belgium and Australia. Our television business had a strong year as well, benefiting from advertising dollars generated by the Olympics and local and national elections.

     Our radio business reported increases in revenue of 2% for 2004 as compared to 2003, with local advertising being stronger than national advertising. About 20% of our business is derived from national advertisers, many of which remained cautious with their radio advertising spending throughout the year. During the fourth quarter, we instituted an initiative to improve the value of radio for listeners and advertisers. The initiative included a reduction in commercial minutes by an average of 20% across our stations and transitioned to selling more 30-second advertisements instead of the traditional 60-second advertisements. We also expanded our commitment to the Spanish language format. We rolled out various Spanish language programming on nine stations in 2004 and expect to roll-out 15-20 more stations over the next 12-18 months. Internet initiatives and digital broadcasting are other areas of focus for our radio operations. During 2004, we committed to digital broadcasts of our radio signals and we expect to roll this out across our top 100 markets over the next three years.

     Finally, it was a difficult year for our live entertainment business, as we saw a significant amount of concert cancellations and pressure from artist guarantees. We believe some of these cancellations were a result of the culmination of consumer discontent with escalating ticket prices. This, coupled with the increased costs associated with artist guarantees, compressed the overall profit margin of this segment.

Format of Presentation

     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, which includes our national syndication business, Outdoor Advertising and Live Entertainment. Included in the “other” segment are television broadcasting, sports representation and our media representation business, Katz Media.

     We manage our operating segments primarily on their operating income, which is the focus of our discussion of the results of operations of our operating segments. Corporate expenses, Interest expense, Gain (loss) on sale of marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) – net, and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Radio Broadcasting

     Our local radio markets are run predominantly by local management teams who control the formats selected for their programming. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Our advertising rates are principally based on how many people in a targeted audience are listening to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. We sell a certain number of radio advertising spots per hour to our advertisers. Radio advertising contracts are typically less than one year.

     Beginning December 2004, in an effort to improve the listening experience for our audience and enhance the value of radio advertising, we began a new initiative called Less is More. Research showed that our listeners and advertisers were concerned about the amount of non-entertainment content on the radio. So, the Less is More initiative lowers the amount of commercial minutes played per hour by approximately 15% — 20% across our stations. Less is More also limits the length of commercials in a spot break to approximately 4 minutes or less as well as reducing the amount of promotional interruption on all of our radio stations. The strategy is being implemented at the market level, based on the competition within each market, the format of the station and the time of day.

     A key component of Less is More is encouraging advertisers to invest in shorter advertisements rather than the traditional 60 second spot. Based on our research, we believe that the effectiveness of a commercial is not related to its length. Because effectiveness is not tied to the length of the advertisement, on a cost per thousand listeners reached basis, we can provide our advertisers a more efficient investment with our new shorter commercials than with the traditional 60 second commercials.

     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, our discussion of the results of operations of our radio broadcasting segment focuses on the macro level indicators that management monitors to assess our radio segment’s financial condition and results of operations.

     Management looks at our radio operations’ overall revenues as one of its main performance metrics. Management also looks at local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by our local radio stations’ sales staffs while national advertising is sold, for the most part, through our national representation firm.

     Local and national advertising revenues are tracked separately, because these revenue streams have different sales forces, respond differently to changes in the economic environment, and because local advertising is the primary driver of our radio revenues.

     Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach bigger audiences with wider demographics than smaller markets. Over half of our radio revenue and divisional operating expenses comes from our 50 largest markets.

     Additionally, management reviews our share of listeners in target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and keeping listeners.

     A significant portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience and market share.

Outdoor Advertising

     Our outdoor advertising revenues are generated from selling advertisements on our display faces, which include bulletins, posters and transit displays, as well as street furniture panels. Our advertising rates are based on a particular display’s impressions in relation to the demographics of a particular market and its location within a market. Our outdoor advertising contracts are typically based on the number of months or weeks the advertisement is displayed.

     To monitor the health of our outdoor business, management reviews average rates, average occupancy and inventory levels of each of our display faces by market. In addition, because a significant portion of our outdoor advertising is conducted in foreign markets, principally Europe, management looks at the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Our outdoor advertising revenue and divisional operating expenses increased during 2004 as compared to 2003 by approximately $128.6 million and $107.3 million, respectively, as a result of fluctuations in foreign currency exchange rates.

     Our significant outdoor expenses include production expenses, revenue sharing or minimum guarantees on our transit and street furniture contracts and site lease expenses, primarily for land under our advertising displays. Our site lease terms vary from monthly to yearly, can be for terms of 20 years or longer and typically provide for renewal options. Our street furniture contracts are usually won in a competitive bid and generally have terms of between 10 and 20 years.

Live Entertainment

     We derive live entertainment revenues primarily from promoting or producing music and theatrical events. Revenues from these events are mainly from ticket sales, rental income, corporate sponsorships, concessions and merchandise. We typically receive either all the ticket sales or just a fixed fee for each event we host. We also generally receive fees representing a percentage of total concession sales from vendors and total merchandise sales from the performer or tour producer.

     We generally receive higher music profits when an event is at a venue we own rather than a venue we rent. The higher music profits are due to our ability to share in a percentage of the revenues received from concession and merchandise sales as well as the opportunity to sell sponsorships for venue naming rights and signage.

     To judge the health of our live entertainment business, management monitors the number of shows, average paid attendance, talent cost as a percent of revenue, sponsorship dollars and ticket revenues. In addition, because a significant portion of our live entertainment business is conducted in foreign markets, management looks at the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Our live entertainment revenue and divisional operating expenses increased during 2004 as compared to 2003 by approximately $74.3 million and $68.1 million, respectively, as a result of fluctuations in foreign currency exchange rates.

     The primary expense driver for live entertainment is talent cost. Talent cost is the amount we pay a musical artist or theatrical production to perform at an event. This is a negotiated amount primarily driven by what the artist or production requires to cover their direct costs and the value of their time. These fees are typically agreed to at a set minimum amount with the potential for additional profit sharing if the event exceeds set revenue targets.

Fiscal Year 2004 Compared to Fiscal Year 2003
Consolidated

	Years Ended December 31,		% Change
(In thousands)	2004	2003	2004 v. 2003
Revenue	$9,418,459	$8,930,899	5%
Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $930 and $1,609 in 2004 and 2003, respectively)	6,850,426	6,488,856	6%
Non-cash compensation expense	4,620	5,018	(8%)
Depreciation and amortization	693,958	671,338	3%
Corporate expenses (excludes non-cash compensation expense of $3,690 and $3,409 in 2004 and 2003, respectively)	195,025	174,154	12%

Operating income	1,674,430	1,591,533	5%
Interest expense	367,753	388,000
Gain (loss) on marketable securities	46,271	678,846
Equity in earnings of nonconsolidated affiliates	25,191	22,026
Other income (expense) - net	(13,947)	20,959

Income before income taxes	1,364,192	1,925,364
Income tax (expense) benefit:
Current	(334,174)	(246,681)
Deferred	(184,219)	(533,092)

Income before cumulative effect of a change in accounting principle	845,799	1,145,591
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	(4,883,968)	—

Net income (loss)	$(4,038,169)	$1,145,591

Revenue

     Our consolidated revenue grew $487.6 million during 2004 as compared to 2003 led by a $272.4 million increase in revenues from our outdoor advertising business. Domestic outdoor revenue growth occurred across the vast majority of our markets, with both poster and bulletin revenues up for the year. International outdoor revenue grew on higher street furniture sales, driven by an increase in average revenue per display for 2004 as compared to 2003. International outdoor revenues also benefited from $128.6 million in foreign exchange fluctuations. Our live entertainment business contributed $101.6 million to our revenue growth, primarily from sponsorships and ancillary revenues at our amphitheater events, as well as $74.3 million from foreign exchange fluctuations. Our radio business contributed $59.4 million to our revenue growth, primarily from our mid to small size markets (those markets outside our top 25), which benefited from higher local advertising revenues during 2004 as compared to 2003. The remainder of the growth in revenues during 2004 was primarily driven by our television business, which benefited from political and Olympic advertising.

Divisional Operating Expenses

     Our consolidated divisional operating expenses grew $361.6 million during 2004 as compared to 2003. Our outdoor advertising business contributed $163.3 million to the increase, primarily from increased site lease expenses consistent with the segment’s revenue growth, as well as $107.3 million from foreign exchange fluctuations. Live entertainment contributed $136.2 million to the increase, primarily on higher artist guarantees as well as $68.1 million from foreign exchange fluctuations. Radio’s divisional operating expenses were up $32.4 million for 2004 compared to 2003 principally from increased programming expenses. The remainder of the increase for 2004 as compared to 2003 came from our television business primarily from increased commission and bonus expenses related to the increase in television revenue.

Depreciation and Amortization

     Depreciation and amortization expense increased $22.6 million during 2004 as compared to 2003. The increase is attributable to approximately $3.0 million related to damage from the hurricanes that swept through Florida and the Gulf Coast during the third quarter of 2004 and approximately $18.8 million from fluctuations in foreign exchange rates that impacted our international outdoor business.

Corporate Expenses

     Corporate expenses increased $20.9 million for 2004 as compared to 2003. The increase was primarily the result of additional outside professional services.

Interest Expense

     Interest expense decreased $20.2 million during 2004 as compared to 2003. The decrease was primarily attributable to lower average debt outstanding during 2004. Our weighted average cost of debt was 5.52% and 5.05% at December 31, 2004 and 2003, respectively. Our debt balances at each balance sheet date in 2004 as compared to 2003 were:

(In millions)	2004	2003
March 31,	$6,285.1	$8,634.1
June 30,	6,676.6	7,973.9
September 30,	7,247.5	7,327.9
December 31,	7,379.8	7,065.0

Gain (Loss) on Marketable Securities

     The gain on marketable securities for 2004 relates primarily to a $47.0 million gain recorded during the first quarter of 2004 on our remaining investment in the common stock of Univision Communications Inc., partially offset by the net changes in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities.

     The gain on marketable securities for 2003 relates primarily to our Hispanic Broadcasting Corporation investment. On September 22, 2003, Univision completed its acquisition of Hispanic in a stock-for-stock merger.

As a result, we received shares of Univision, which we recorded on our balance sheet at the date of the merger at their fair value. The exchange of our Hispanic investment, which was accounted for as an equity method investment, into our Univision investment, which was recorded as an available-for-sale cost investment, resulted in a $657.3 million pre-tax book gain. In addition, on September 23, 2003, we sold a portion of our Univision investment, which resulted in a pre-tax book loss of $6.4 million. Also during 2003, we recorded a $37.1 million gain related to the sale of a marketable security, a $2.5 million loss on a forward exchange contract and its underlying investment, and an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that we considered to be other-than-temporary.

Other Income (Expense) - Net

     The principal components of other income (expense) – net for the years ended December 31, 2004 and 2003 were:

(In millions)	2004	2003
Gain (loss) on early extinguishment of debt	$(31.6)	$36.7
Gain (loss) on sale of operating and fixed assets	22.2	10.0
Transitional asset retirement obligation	¯	(7.0)
Other, net	(4.5)	(18.7)

Other income (expense) - net	$(13.9)	$21.0

Income Taxes

     Current tax expense in 2004 increased $87.5 million as compared to 2003. Current tax expense for the year ended December 31, 2004 increased $199.4 million related to our sale of our remaining investment in Univision and certain radio operating assets. This expense was partially offset by an approximate $67.5 million benefit related to a tax loss on our early extinguishment of debt and $34.1 million related to the reversal of accruals associated with tax contingencies. Current tax expense for the year ended December 31, 2003 includes $119.7 million primarily related to the sale of a portion of our Univision investment.

     Deferred tax expense decreased $348.9 million in 2004 as compared to 2003. Deferred tax expense for the year ended December 31, 2004 includes a $176.0 million deferred tax benefit related to our sale of our remaining investment in Univision. This benefit was partially offset by an approximate $54.3 million expense related to our early extinguishment of debt. Deferred tax expense for the year ended December 31, 2003 includes $158.0 million related to our conversion of our investment in Hispanic to Univision.

     The effective tax rate for 2004 is 38.0% as compared to 40.5% for 2003. We expect an effective tax rate of 39.5% in 2005.

Cumulative Effect of a Change in Accounting Principle

     The SEC staff issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. The Staff Announcement states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets other than goodwill required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who have applied a method other than a direct method to the valuation of intangible assets other than goodwill for purposes of impairment testing under Statement of Financial Accounting Standards No 142, Goodwill and Other Intangible Assets, shall perform an impairment test using a direct value method on all intangible assets other than goodwill that were previously valued using another method by no later than the beginning of their first fiscal year beginning after December 15, 2004.

     Our adoption of the Staff Announcement in the fourth quarter of 2004 resulted in an aggregate carrying value of our FCC licenses and outdoor permits that was in excess of their fair value. The Staff Announcement requires us to report the excess value of $4.9 billion, net of tax, as a cumulative effect of a change in accounting principle.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2004	2003	2004 v. 2003
Revenue	$3,754,381	$3,695,020	2%
Divisional operating expenses	2,162,488	2,130,054	2%
Non-cash compensation	930	1,609	(42%)
Depreciation and amortization	159,082	154,121	3%

Operating income	$1,431,881	$1,409,236	2%

     Our radio broadcasting revenues increased 2% during 2004 as compared to 2003, led by our small to mid-size markets (those outside the top 25), which outpaced our overall radio growth. These markets rely more heavily on local advertising, which was up for the year. Our national syndication business also outpaced our overall radio growth through demand for advertising on existing programs and the addition of two new shows, Delilah and Trumped. Growth in revenues from local and national advertisements broadcast during our traffic updates as well as non-spot advertising revenues was positive for the year. Consistent with the radio industry, our national advertising revenues struggled throughout the year and finished below amounts recognized in 2003. Some national advertising categories such as finance, professional services and political increased spending during 2004, but declines in our three largest national advertising categories of retail, automotive and telecom/utility weighed on the overall results. Although national advertising declined in 2004 as compared to 2003, we began to see growth in national advertising during the fourth quarter of 2004, buoyed by political advertising, as well as strength in consumer products, professional services and automotive advertisements.

     Our divisional operating expenses grew $32.4 million during 2004 as compared to 2003, principally from programming expenses related to higher on-air talent salaries and discretionary spending on marketing and promoting our radio stations.

Outdoor Advertising Results of Operations

Our outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2004	2003	2004 v. 2003
Revenue	$2,447,040	$2,174,597	13%
Divisional operating expenses	1,757,024	1,593,736	10%
Depreciation and amortization	388,217	379,640	2%

Operating income	$301,799	$201,221	50%

     Our outdoor advertising business had a strong year, with revenues up 13% over 2003. The increase includes $128.6 million in foreign exchange fluctuations over 2003. Domestic revenue growth occurred across our inventory, with bulletins and posters leading the way. Increased rates drove the growth in bulletin revenues, partially offset by a decrease in occupancy. We also grew rates on our poster inventory in 2004, with occupancy flat compared to 2003. Revenue growth occurred across the nation, fueled by growth in Los Angeles, New York, Miami, San Antonio, Seattle and Cleveland. The domestic advertising categories leading revenue growth remained consistent throughout the year, the largest being entertainment. Business and consumer services was also a strong category and was led by advertising spending from banking and telecommunications customers. The automotive advertising category was up driven by national, regional and local auto dealer advertisements.

     Street furniture sales in the United Kingdom, Belgium, Australia/New Zealand and Denmark were the leading contributors to our international revenue growth. We saw strong demand for our street furniture inventory, enabling us to realize an increase in the average revenue per display. Our international billboard revenues increased slightly as a result of an increase in average revenue per display. Also contributing to the increase was $10.4 million related to the consolidation of our outdoor advertising joint venture in Australia during the second quarter of 2003, which we had previously accounted for as an equity method investment. Tempering our 2004 results were a difficult competitive environment for billboard sales in the United Kingdom and tough market conditions for all of our products in France.

     Divisional operating expenses increased $163.3 million during 2004 as compared to 2003. After an increase of $107.3 million due to foreign exchange fluctuations, the majority of the remaining increase is tied to higher site lease expense and higher commission expenses in 2004, consistent with the growth in revenue. We also recorded a $4.1 million restructuring charge in Spain during the fourth quarter of 2004. Additionally, $8.8 million of the increase in divisional operating expenses related to the consolidation of our outdoor advertising joint venture in Australia, which was previously accounted for under the equity method.

Live Entertainment Results of Operations

Our live entertainment operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2004	2003	2004 v. 2003
Revenue	$2,748,598	$2,646,959	4%
Divisional operating expenses	2,592,074	2,455,897	6%
Depreciation and amortization	61,527	60,830	1%

Operating income	$94,997	$130,232	(27%)

     Our live entertainment revenues grew $101.6 million during 2004 as compared to 2003. While show cancellations drove down the overall number of amphitheater events in 2004, we saw an increase in sponsorships at these events, along with increased tour fees from outside promoters which contributed to our revenue growth. We also saw revenue increases in Europe driven by increased tour fees from outside promoters, as well as $74.3 million from foreign exchange fluctuations. Revenue from ticket sales was essentially unchanged during 2004 as compared to 2003.

     Divisional operating expenses increased $136.2 million during 2004 as compared to 2003. Driving the increase was talent costs, primarily from higher artist guarantees and production costs. Also included in the increase is $68.1 million from foreign exchange fluctuations.

     Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2004	2003
Radio Broadcasting	$1,431,881	$1,409,236
Outdoor Advertising	301,799	201,221
Live Entertainment	94,997	130,232
Other	65,176	51,131
Corporate	(219,423)	(200,287)

Consolidated Operating Income	$1,674,430	$1,591,533

Fiscal Year 2003 Compared to Fiscal Year 2002
Consolidated

	Years Ended December 31,		% Change
(In thousands)	2003	2002	2003 v. 2002
Revenue	$8,930,899	$8,421,055	6%
Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $1,609 and $4,400 in 2003 and 2002, respectively)	6,488,856	6,052,761	7%
Non-cash compensation expense	5,018	5,436	(8%)
Depreciation and amortization	671,338	620,766	8%
Corporate expenses (excludes non-cash compensation expense of $3,409 and $1,036 in 2003 and 2002, respectively)	174,154	176,370	(1%)

Operating income	1,591,533	1,565,722	2%
Interest expense	388,000	432,786
Gain on sale of assets related to mergers	—	3,991
Gain (loss) on marketable securities	678,846	(3,096)
Equity in earnings of nonconsolidated affiliates	22,026	26,928
Other income (expense) - net	20,959	57,430

Income (loss) before income taxes and cumulative effect of a change in accounting principle	1,925,364	1,218,189
Income tax (expense) benefit:
Current	(246,681)	(149,143)
Deferred	(533,092)	(344,223)

Income before cumulative effect of a change in accounting principle	1,145,591	724,823
Cumulative effect of a change in accounting principle, net of tax of $4,324,446	—	(16,778,526)

Net income (loss)	$1,145,591	$(16,053,703)

Revenue

     The growth in revenue of $509.8 million resulted from foreign exchange increases of $258.8 million and a boost of $90.2 million in the first six months of 2003 related to our acquisition of The Ackerley Group, which we acquired in June 2002. In addition to foreign exchange and the six-month contribution from Ackerley, our outdoor advertising and live entertainment segments contributed $109.7 million and $110.8 million, respectively, to the revenue increase. These increases were partially offset by declines in our radio broadcasting and other segments revenues.

Divisional Operating Expenses

     The growth in divisional operating expenses of $436.1 million resulted from foreign exchange increases of $226.5 million and $68.1 million for the first six months of 2003 related to our acquisition of Ackerley. In addition to foreign exchange and the six-month contribution from Ackerley, our outdoor advertising and live entertainment segments contributed $75.1 million and $84.9 million, respectively, to the divisional operating expenses increase. Our radio broadcasting segment also showed slight increases in divisional operating expenses. These increases were partially offset by declines in our other segments divisional operating expenses.

Depreciation and Amortization

     Depreciation and amortization increased $50.6 million during 2003, from $620.8 million in 2002 to $671.3 million in 2003. Approximately $25.0 million, or half, of the increase is attributable to foreign exchange. The remaining increase relates principally to our acquisition of Ackerley in June 2002, an increase in display takedowns and abandonments in our domestic outdoor business in 2003 as compared to 2002 as well as additional depreciation and amortization related to the implementation of HDTV, and the purchase of certain national representation contracts.

Corporate Expenses

     The 2003 decline in corporate expenses of $2.2 million relates to a decrease in bonus expenses partially offset by an increase in outside professional fees.

Interest Expense

     Interest expense declined $44.8 million during 2003, from $432.8 million in 2002 to $388.0 million in 2003. The principal reason for the decrease resulted from an overall decline in our total debt outstanding in 2003 compared to 2002. Outstanding debt was $7.1 billion and $8.8 billion at December 31, 2003 and 2002, respectively. In addition, the decrease in interest expense resulted from the refinancing of debt, which allowed us to take advantage of the lower interest rate environment in 2003 as well as lower LIBOR on our floating rate debt. LIBOR was 1.12% and 1.38% at December 31, 2003 and 2002, respectively.

Gain (Loss) on Marketable Securities

     The gain on marketable securities for 2003 relates primarily to our Hispanic Broadcasting Corporation investment. On September 22, 2003, Univision completed its acquisition of Hispanic in a stock-for-stock merger. As a result, we received shares of Univision, which we recorded on our balance sheet at the date of the merger at their fair value. The exchange of our Hispanic investment, which was accounted for as an equity method investment, into our Univision investment, which was recorded as an available-for-sale cost investment, resulted in a $657.3 million pre-tax book gain. In addition, on September 23, 2003, we sold a portion of our Univision investment, which resulted in a pre-tax book loss of $6.4 million. Also during 2003, we recorded a $37.1 million gain related to the sale of a marketable security, a $2.5 million loss on a forward exchange contract and its underlying investment, and an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that we considered to be other-than-temporary.

     During 2002, we recorded a $25.3 million impairment charge on an investment that had a decline in its market value that was considered to be other-than-temporary, partially offset by $17.6 million in gains on a forward exchange contract and its underlying investment and $4.6 million in gains on the sale of marketable securities.

     Subsequent to December 31, 2003, we sold our remaining shares of Univision back to Univision for an aggregate sales price of $599.4 million, resulting in a pre-tax book gain of $47.0 million. Proceeds were used to pay down our domestic credit facilities.

Other Income (Expense) - Net

     The principle components of other income (expense) – net for the years ended December 31, 2003 and 2002 were:

(In millions)	2003	2002
Gain (loss) on early extinguishment of debt	$36.7	$12.0
Gain (loss) on sale of representation contracts	¯	14.8
Gain (loss) on sale of operating and fixed assets	10.0	41.2
Gain (loss) due to foreign exchange fluctuation	¯	(8.0)
Transitional asset retirement obligation	(7.0)	¯
Other, net	(18.7)	(2.6)

Other income (expense) - net	$21.0	$57.4

Income Taxes

     Current income tax increased $97.5 million during 2003 as compared to 2002. Current income tax expense for 2003 includes $105.6 million related to the sale of a portion of our Univision investment. Although a book loss was recorded in “Gain (loss) on marketable securities” during the third quarter of 2003 related to the sale of a portion of our Univision investment, a large taxable gain was realized based on the difference between the market value of our Univision investment and our historical tax basis in our Hispanic investment. Also included in the current tax expense for 2003 is $14.1 million related to the sale of another marketable security.

     Current tax expense for the twelve months ended December 31, 2002 was reduced by $152.0 million relating to our utilization of net operating tax loss carryforwards.

     Deferred tax expense increased $188.9 million in 2003 primarily due to $158.0 million in the current year related to the conversion of our Hispanic shares to our Univision investment. Although a book gain was recorded in “Gain (loss) in marketable securities” during the third quarter of 2003 related to the conversion of our Hispanic investment, which was accounted for as an equity investment, to Univision, which is carried on our balance sheet at fair value, the gain is not taxable. As a result, deferred tax expense increased.

     For both the years ended December 31, 2003 and 2002, our effective tax rates are 40.5%.

Cumulative Effect of a Change in Accounting Principle

     The loss recorded as a cumulative effect of a change in accounting principle during 2002 relates to our adoption of Statement of Financial Accounting Standards No. 142 on January 1, 2002. FAS 142 required that we test goodwill and indefinite-lived intangibles for impairment using a fair value approach. As a result of the goodwill test, we recorded a non-cash, net of tax, impairment charge of approximately $10.8 billion. Also, as a result of the indefinite-lived intangible test, we recorded a non-cash, net of tax, impairment charge on our FCC licenses of approximately $6.0 billion.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2003	2002	2003 v. 2002
Revenue	$3,695,020	$3,717,243	(1%)
Divisional operating expenses	2,130,054	2,126,139	0%
Non-cash compensation	1,609	4,400	(63%)
Depreciation and amortization	154,121	153,941	0%

Operating income	$1,409,236	$1,432,763	(2%)

     Revenue decreased $22.2 million during 2003 as compared to 2002, with weak local advertising being the key reason for the decline. Discontinued sports broadcasting rights such as the L.A. Dodgers, cessation of business with independent promoters and a revenue decline in our nationally syndicated radio business due to the elimination of certain shows also contributed to the decline. However, we were able to generate a 1% revenue increase from our top 50 markets, primarily behind the relative strength of national advertising compared to local advertising. Some of our strongest top 50 markets during 2003 were New York, Los Angeles, Cleveland, Sacramento and Austin. Leading national advertising categories in 2003 were entertainment, finance, telecom/utility, retail and auto.

     In total, radio’s divisional operating expenses were flat year over year. We saw declines in variable sales-related expenses primarily from commissions and bonuses, declines in expenses related to sports broadcasting rights that we did not renew in 2003, and a decline in bad debt expense. However, marketing and promotions-related expenses increased 13% in 2003 as compared to 2002 which were discretionary expenditures aimed at competitively positioning some of our markets for the future. In addition, program-related expenses increased 3% in 2003 as compared to 2002.

Outdoor Advertising Results of Operations

Our outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2003	2002	2003 v. 2002
Revenue	$2,174,597	$1,859,643	17%
Divisional operating expenses	1,593,736	1,354,092	18%
Depreciation and amortization	379,640	336,895	13%

Operating income	$201,221	$168,656	19%

     Our outdoor advertising revenue increased $315.0 million in 2003 compared to 2002. The increase includes approximately $169.9 million from foreign exchange increases. Also included in the increase is Ackerley, acquired in June 2002, which contributed $35.4 million in revenue during the first six months of 2003.

     We saw revenue increases across our entire inventory, but our bulletin inventory, which comprises about 60% of our domestic outdoor revenue, fueled the growth. Our domestic bulletin inventory performed well year over year across the vast majority of our markets, with both rates and occupancy up. We saw strong growth in both large markets such as New York, San Francisco, Miami and Tampa and in smaller markets such as Albuquerque and Chattanooga. Top domestic advertising categories for us during 2003 were business and consumer services, entertainment and automotive.

     International revenue growth was spurred by our transit and street furniture inventory. This growth was driven by an increase in displays and average revenue per display primarily from our street furniture products. Strong markets for our street furniture inventory were Australia, Norway and the United Kingdom. This revenue increase was slightly offset by a decline in our international billboard revenues.

     Divisional operating expenses increased $239.6 million in 2003 compared to 2002. Included in this increase is roughly $145.2 million in foreign exchange increases. Also, Ackerley contributed approximately $19.3 million in divisional operating expenses during the first six months of 2003. Roughly $13.8 million of the overall increase is from restructuring our international outdoor operations in France during the second quarter of 2003. The remainder of the increase is partially attributable to direct production costs, site lease expenses, and bonus and commission expenses associated with the increase in revenue.

     Depreciation and amortization increased $42.7 million in 2003 compared to 2002. Approximately $25.0 million of the increase is attributable to foreign exchange increases. The remaining increase is mostly from our acquisition of Ackerley in June 2002 and increased display takedowns and abandonments in our domestic outdoor business in 2003 as compared to 2002.

Live Entertainment Results of Operations

Our live entertainment operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2003	2002	2003 v. 2002
Revenue	$2,646,959	$2,447,302	8%
Divisional operating expenses	2,455,897	2,289,654	7%
Depreciation and amortization	60,830	61,518	(1%)

Operating income	$130,232	$96,130	35%

     Our live entertainment revenue increased $199.7 million in 2003 compared to 2002. Approximately $88.9 million is the result of foreign exchange. In addition to foreign exchange, increased attendance, concessions and sponsorship revenues drove the revenue growth. Total and average attendance at our amphitheater events was up in 2003, despite the fact that we saw a decline in the number of these events. The total number of weeks presenting shows in our theater operations was also up in 2003. Some significant acts for 2003 were Cher, James Taylor, David Bowie, Aerosmith/Kiss, Rolling Stones, Paul McCartney and Bruce Springsteen.

     Divisional operating expenses increased $166.2 million in 2003 compared to 2002. Approximately $81.3 million of the increase is the result of foreign exchange. The remaining increase primarily relates to variable costs associated with the mix of events in 2003 as compared to 2002.

     Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2003	2002
Radio Broadcasting	$1,409,236	$1,432,763
Outdoor Advertising	201,221	168,656
Live Entertainment	130,232	96,130
Other	51,131	70,704
Corporate	(200,287)	(202,531)

Consolidated Operating Income	$1,591,533	$1,565,722

LIQUIDITY AND CAPITAL RESOURCES

Cash Flow

Operating Activities

     Net cash flow from operating activities of $1.8 billion for the year ended December 31, 2004 principally reflects a net loss of $4.0 billion, adjusted for non-cash charges of $4.9 billion for the adoption of Topic D-108 and depreciation and amortization of $694.0 million. Net cash flow from operating activities was negatively impacted during the year ended December 31, 2004 by $150.0 million, primarily related to the taxes paid on the gain from the sale of our remaining shares of Univision, which was partially offset by the tax loss related to the partial redemption of our Euro denominated debt. Net cash flow from operating activities also reflects increases in prepaid expenses, accounts payable and accrued interest, income taxes and other expenses, partially offset by decreases in accounts receivables and other current assets. Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2003 principally reflects net income of $1.1 billion plus depreciation and amortization of $671.3 million. Net cash flow from operating activities also reflects increases in accounts receivables, accounts payable and other accrued expenses and income taxes.

Investing Activities

     Net cash provided by investing activities of $74.8 million for the year ended December 31, 2004 principally includes proceeds of $627.5 million related to the sale of investments, primarily the sale of our Univision shares. These proceeds were partially offset by capital expenditures of $357.2 million related to purchases of property, plant and equipment and $229.0 million related to acquisitions of operating assets. Net cash expenditures for investing activities of $93.3 million for the year ended December 31, 2003 principally reflect capital expenditures of $378.0 million related to purchases of property, plant and equipment and $105.4 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale of investments, primarily Univision shares, of $344.2 million.

Financing Activities

     Financing activities for the year ended December 31, 2004 principally reflect payments for share repurchases of $1.8 billion and dividends paid of $255.9 million, partially offset by the net increase in debt of $262.3 million. Financing activities for the year ended December 31, 2003 principally reflect the net reduction in debt of $1.8 billion, proceeds from extinguishment of a derivative agreement of $83.8 million, proceeds from a secured forward exchange contract of $83.5 million, proceeds of $55.6 million related to the exercise of stock options, all partially offset by $61.6 million in dividend payments.

     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.

Sources of Capital

As of December 31, 2004 and 2003, we had the following debt outstanding and cash and cash equivalents:

	December 31,
(In millions)	2004	2003
Credit facilities	$350.5	$710.6
Long-term bonds (a)	6,846.1	6,159.4
Other borrowings	183.2	195.0

Total Debt	7,379.8	7,065.0
Less: Cash and cash equivalents	210.5	123.3

	$7,169.3	$6,941.7

(a)	Includes $13.8 million and $16.8 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2004 and 2003, respectively. Also includes $6.5 million and $7.0 million related to fair value adjustments for interest rate swap agreements at December 31, 2004 and 2003, respectively.

Credit Facility

     As of December 31, 2004, we had a multi-currency revolving credit facility in the amount of $1.75 billion. This facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. Our prior $1.5 billion five-year multi-currency revolving credit facility was repaid in its entirety and terminated at the same time we entered into this new facility. At December 31, 2004, the outstanding balance on this facility was $350.5 million and, taking into account letters of credit of $162.6 million, $1.2 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009.

     On July 30, 2004, our $150.0 million five-year revolving credit facility with a group of international banks was paid in full through borrowings under our new $1.75 billion five-year, multi-currency revolving credit facility. The $150.0 million five-year revolving credit facility was then terminated on August 6, 2004. Subsidiary borrowers under this facility became designated subsidiary borrowers under a $150.0 million sublimit that is part of the $1.75 billion credit facility

     On December 16, 2004, we paid the outstanding balance in its entirety and terminated our reducing revolving credit facility, which was originally in the amount of $2.0 billion.

     During the year ended December 31, 2004, we made principal payments totaling $5.5 billion and drew down $5.1 billion on the credit facilities. As of February 28, 2004, the credit facility’s outstanding balance was $575.2 million and, taking into account outstanding letters of credit, $1.0 billion was available for future borrowings.

Long-Term Bonds

     On December 13, 2004, we completed a debt offering of $250.0 million 5.5% notes due December 15, 2016. Interest is payable on June 15 and December 15. The aggregate net proceeds of approximately $247.1 million were used to repay borrowings outstanding under our bank credit facilities.

     On November 17, 2004, we completed a debt offering of $250.0 million 4.5% notes due January 15, 2010. Interest is payable on January 15 and July 15. The aggregate net proceeds of approximately $248.4 million were used to repay borrowings outstanding under our bank credit facilities.

     On September 15, 2004, we completed a debt offering of $750.0 million 5.5% notes due September 15, 2014. Interest is payable on March 15 and September 15. The aggregate net proceeds of approximately $743.1 million were used to repay borrowings outstanding under our bank credit facilities and for general corporate purposes.

     On February 25, 2004, we redeemed €454.4 million of our 6.5% senior notes due July 7, 2005, for €477.7 million plus accrued interest. As a result of this redemption, we recorded a pre-tax loss of $31.6 million on the early extinguishment of debt. After this redemption, €195.6 million of the 6.5% senior notes remain outstanding. The remaining notes outstanding continue to be designated as a hedge of our net investment in Euro denominated assets. Additionally, on February 25, 2004, we entered into a United States dollar – Euro cross currency swap with a notional amount of €497.0 million. The swap requires us to make fixed interest payments on the Euro notional amount while we receive fixed interest payments on the equivalent U.S. dollar notional amount, all on a semi-annual basis. We have designated the swap as a hedge of our net investment in Euro denominated assets.

Guarantees of Third Party Obligations

     As of December 31, 2004 and 2003, we guaranteed the debt of third parties of approximately $13.6 million and $57.2 million, respectively, primarily related to long-term operating contracts. The third parties’ associated operating assets secure a substantial portion of these obligations.

Sale of Investments

     On January 12, 2004, we sold our remaining investment in Univision Corporation for $599.4 million in net proceeds. As a result, we recorded a gain of $47.0 million in “Gain (loss) on marketable securities” in the first quarter of 2004. Also during 2004, we received $28.1 million of proceeds related to the sale of other marketable securities.

Disposal of Assets

     During 2004, we received $82.1 million of proceeds related primarily to the sale of various broadcasting and entertainment operating assets.

Shelf Registration

     On April 22, 2004, we filed a Registration Statement on Form S-3 covering a combined $3.0 billion of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units (the “shelf registration statement”). The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. The SEC declared this shelf registration statement effective on April 26, 2004. After the debt offering of September 15, 2004, November 17, 2004, and December 16, 2004, $1.75 billion remains available from this shelf registration statement.

Debt Covenants

     The significant covenants on our $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires us to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that we do not meet these covenants, we are considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2004, our leverage and interest coverage ratios were 3.1x and 6.4x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.

     Our other indebtedness does not contain such provisions that would make it a default if we were to default on our credit facility.

     The fees we pay on our $1.75 billion, five-year multi-currency revolving credit facility depend on our long-term debt ratings. Based on our current ratings level of BBB-/Baa3, our fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. In the event our ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that our ratings decline, the fee on borrowings and facility fee increase gradually to

120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.

     We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.

     Additionally, the AMFM long-term bonds, which are all 8% senior notes due 2008, contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or affect certain asset sales.

     At December 31, 2004, we were in compliance with all debt covenants. We expect to remain in compliance throughout 2005.

Uses of Capital

Dividends

     Our Board of Directors declared quarterly cash dividends as follows:

(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
October 23, 2003	$0.10	December 31, 2003	January 15, 2004	$61.6
February 19, 2004	0.10	March 31, 2004	April 15, 2004	61.7
April 28, 2004	0.10	June 30, 2004	July 15, 2004	60.2
July 21, 2004	0.125	September 30, 2004	October 15, 2004	72.5
October 20, 2004	0.125	December 31, 2004	January 15, 2005	70.8

     Additionally, on February 16, 2005, our Board of Directors declared a quarterly cash dividend of $0.125 per share of our Common Stock to be paid on April 15, 2005, to shareholders of record on March 31, 2005.

Acquisitions

     During 2004, we acquired radio stations for $59.4 million in cash and $38.9 million in restricted cash. We also acquired outdoor display faces for $60.9 million in cash and acquired equity interests in international outdoor companies for $2.5 million in cash. Our live entertainment segment made cash payments of $16.2 million, primarily related to business acquisitions and various earn-outs and deferred purchase price consideration on prior year acquisitions. Also, we acquired two television stations for $10.0 million in cash and $8.7 million in restricted cash, and our national representation business acquired new contracts for a total of $32.4 million in cash.

Capital Expenditures

     Capital expenditures decreased from $378.0 million in 2003 to $357.2 million in 2004. Overall, capital expenditures decreased in 2004 as compared to 2003 due to less revenue producing capital expenditures during the year ended December 31, 2004, as compared to the year ended December 31, 2003.

	Year Ended December 31, 2004 Capital Expenditures
				Corporate and
(In millions)	Radio	Outdoor	Entertainment	Other	Total
Non-revenue producing	$81.5	$70.1	$27.0	$29.1	$207.7
Revenue producing	—	103.2	46.3	—	149.5

	$81.5	$173.3	$73.3	$29.1	$357.2

Company Share Repurchase Program

     During the year ended December 2004, our Board of Directors approved two separate share repurchase programs, each for $1.0 billion. On February 1, 2005, our Board of Directors approved another $1.0 billion share repurchase program. As of February 28, 2005, 58.8 million shares had been repurchased for an aggregate purchase price of $2.1 billion, including commission and fees, under all three share repurchase programs.

Commitments, Contingencies and Future Obligations

  Commitments and Contingencies

     There are various lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note H – Commitments and Contingencies” in the Notes to Consolidate Financial Statements in Item 8 included elsewhere in this Report.

     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

  Future Obligations

     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our entertainment operations related to minimum performance payments with artists as well as various other contracts in our radio broadcasting operations related to program rights and music license fees.

     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

     The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, and capital expenditure commitments as of December 31, 2004 are as follows:

(In millions)	Payment due by Period
		Less than			More than
Contractual Obligations	Total	1-year	1 to 3 Years	3 to 5 Years	5 Years
Long-term Debt
Credit Facility	$350.5	$—	$—	$350.5	$—
Other Long-term Debt	7,029.3	417.3	1,006.7	1,815.3	3,790.0

Non-Cancelable Operating Leases	2,619.5	322.8	550.9	421.2	1,324.6
Non-Cancelable Contracts	2,763.6	806.7	894.1	505.8	557.0
Employment/Talent Contracts	334.2	144.8	134.4	50.4	4.6
Capital Expenditures	254.3	133.3	80.1	25.2	15.7

Total	$13,351.4	$1,824.9	$2,666.2	$3,168.4	$5,691.9

Market Risk

Interest Rate Risk

     At December 31, 2004, approximately 24% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2004 interest expense would have changed by $35.4 million and that our 2004 net income would have changed by $22.0 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

     At December 31, 2004, we had entered into interest rate swap agreements with a $1.3 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire from February 2007 to March 2012. The fair value of these agreements at December 31, 2004 was an asset of $6.5 million.

Equity Price Risk

     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2004 by $73.4 million and would change accumulated comprehensive income (loss) and net income by $40.9 million and $4.6 million, respectively. At December 31, 2004, we also held $20.5 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.

     We maintain derivative instruments on certain of our available-for-sale and trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.

Foreign Currency

     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. In addition, we have a U.S. dollar – Euro cross currency swap which is also designated as a hedge of our net investment in foreign denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported a net income of $17.4 million for the year ended December 31, 2004. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2004 by $1.7 million.

     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2004 would change our 2004 equity in earnings of nonconsolidated affiliates by $2.5 million and would change our net income for the year ended December 31, 2004 by approximately $1.6 million.

     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Recent Accounting Pronouncements

     The SEC staff made Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”), at the September 2004 meeting of the Emerging Issues Task Force (“EITF”). D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing under Statement of Financial Accounting Standards No 142, Goodwill and Other Intangible Assets, shall perform an impairment test using a direct value method on all intangible assets that were previously valued using the residual method by no later than the beginning of their first fiscal year beginning after December 15, 2004. We adopted D-108 for our fiscal year ended December 31, 2004. As a result of adoption, we recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004.

     In December 2004 the Financial Accounting Standards Board, (“FASB”) issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“Statement 153”). Statement 153 eliminates the APB 29 exception for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. Statement 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of Statement 153 should be applied prospectively. We expect to adopt Statement 153 for our fiscal year beginning January 1, 2006 and we do not believe that adoption will materially impact our financial position or results of operations.

     In December 2004, the FASB issued FSP 109-2, Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”). FSP 109-2 allows an enterprise additional time beyond the financial reporting period in which the Act was enacted to evaluate the effects of the Act on its plans for repatriation of unremitted earnings for purposes of applying FASB Statement 109, Accounting for Income Taxes. FSP 109-2 clarifies that an enterprise is required to apply the provisions of Statement 109 in the period, or periods, it decides on its plan(s) for reinvestment or repatriation of its unremitted foreign earnings. FSP 109-2 requires disclosure if an enterprise is unable to reasonably estimate, at the time of issuance of its financial statements, the related range of income tax effects for the potential range of foreign earnings that it may repatriate and requires an enterprise to recognize income tax expense (benefit) if an enterprise decides to repatriate a portion of unremitted earnings under the repatriation provision while it is continuing to evaluate the effects of the repatriation provision for the remaining portion of the unremitted foreign earnings. FSP 109-2 is effective upon issuance. We currently have the ability and intent to reinvest any undistributed earnings of our foreign subsidiaries. Any impact from this legislation has not been reflected in the amounts shown since we are reinvested for the foreseeable future.

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective for financial statements for the first interim or annual period beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123(R) in the third quarter of 2005.

     As permitted by Statement 123, we currently account for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our result of operations, although it will have no impact on our overall financial position. We are unable to quantify the impact of adoption of Statement 123(R) at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note A to our consolidated financial statements. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow. This requirement will increase net financing cash flows in periods after adoption. We cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

Critical Accounting Estimates

     The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

     If our agings were to improve or deteriorate resulting in a10% change in our allowance, it is estimated that our 2004 bad debt expense would have changed by $5.8 million and our 2004 net income would have changed by $3.6 million.

Long-Lived Assets

     Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

     Using the impairment review described, we found no impairment charge required for the year ended December 31, 2004. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Goodwill

     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

     The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement 142, we performed our annual impairment tests as of October 1, 2002, 2003 and 2004 on goodwill. No impairment charges resulted from these tests. We may incur additional impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively

Indefinite-lived Assets

     Indefinite-lived assets such as FCC licenses are reviewed annually for possible impairment using the direct method. Under the direct method, it is assumed that rather than acquiring a radio station as a going concern business, the buyer hypothetically obtains a FCC license and builds a new station or operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the FCC license. The purchase price is then allocated between tangible and identified intangible assets including the FCC license, and any residual is allocated to goodwill.

     Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.

     The SEC staff issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition of radio and television stations and outdoor permits at fair value using an industry accepted income approach and consequently applied the same approach for purposes of impairment testing. Our adoption of the direct method resulted in an aggregate fair value of our radio and television FCC licenses and outdoor permits that was less than the carrying value determined under our prior method. As a result, we recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion as a cumulative effect of a change in accounting principle during the fourth quarter of 2004.

     If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. If our assumption on market revenue growth rate decreased 10%, our non-cash charge, net of tax, would increase $61.2 million. Similarly, if our assumption on market revenue growth rate increased 10%, our non-cash charge, net of tax, would decrease $62.0 million.

Accounting for Investments

     At December 31, 2004, we had $387.6 million recorded as other investments. Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on trading securities are reported in the statement of operations. In addition, we hold investments that do not have quoted market prices. We review the value of these investments and record an impairment charge in the statement of operations for any decline in value that is determined to be other-than-temporary. We recorded no impairment charges during the year ended December 31, 2004. We recorded an impairment charge of $7.0 million during the year ended December 31, 2003, related to other-than-temporary declines in value of various media companies. In addition, at December 31, 2004, we had $395.4 million recorded as investments accounted for under the equity method. We review the value of these investments and record an impairment charge in the statement of operations for any decline in value that is determined to be other-than-temporary.

Tax Accruals

     The Internal Revenue Service and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

     The estimate of our tax accruals contains uncertainty because management uses judgment to estimate the exposure associated with our various filing positions.

     Although management believes that our estimates and judgments are reasonable, actual results could differ, and we may be exposed to gains or losses that could be material. To the extent there are changes in the expected outcome of tax examinations, our effective tax rate in a given financial statement period could be materially affected.

Litigation Accruals

     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.

     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Insurance Accruals

     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.

     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2004.

     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2004, would have affected net earnings by approximately $4.8 million for the year ended December 31, 2004.

Inflation

     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

Ratio of Earnings to Fixed Charges

     The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2004	2003	2002	2001	2000
2.80	3.62	2.62	*	2.20

*For the year ended December 31, 2001, fixed charges exceeded earnings before income taxes and fixed charges by $1.3 billion.

     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

Caution Concerning Forward Looking Statements

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this report contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. Management believes that all statements that express expectations and projections with respect to future matters, including the success of our Less is More initiative; the strategic fit of radio assets; expansion of market share; our ability to capitalize on synergies between the live entertainment and radio broadcasting businesses; our ability to negotiate contracts having more favorable terms; and the availability of capital resources; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

      A wide range of factors could materially affect future developments and performance, including:

•	the impact of general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;

•	our ability to integrate the operations of recently acquired companies;

•	shifts in population and other demographics;

•	industry conditions, including competition;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;

•	the outcome of pending and future litigation settlements;

•	legislative or regulatory requirements;

•	interest rates;

•	the effect of leverage on our financial position and earnings;

•	taxes;

•	access to capital markets; and

•	certain other factors set forth in our filings with the Securities and Exchange Commission.

      This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

Available Information

      You can find more information about us at our Internet website located at www.clearchannel.com. Our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports are available free of charge on our Internet website as soon as reasonably practicable after we electronically file such material with the SEC.

ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk.

Required information is within Item 7

ITEM 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/Mark P. Mays
President/Chief Executive Officer

/s/Randall T. Mays
Executive Vice President/Chief Financial Officer

/s/Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDERS AND BOARD OF DIRECTORS
CLEAR CHANNEL COMMUNICATIONS, INC.

We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note B to the consolidated financial statements, in 2004 the Company changed its method of accounting for indefinite lived intangibles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Clear Channel Communications, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 8, 2005 expressed an unqualified opinion thereon.

/s/Ernst & Young LLP

San Antonio, Texas
March 8, 2005

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31,
(In thousand)	2004	2003
CURRENT ASSETS
Cash and cash equivalents	$210,476	$123,334
Accounts receivable, less allowance of $57,574 in 2004 and $56,586 in 2003	1,658,650	1,703,393
Prepaid expenses	213,387	196,494
Other current assets	187,409	162,461

Total Current Assets	2,269,922	2,185,682

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	1,740,990	1,635,611
Structures	3,110,233	2,888,834
Towers, transmitters and studio equipment	845,295	829,488
Furniture and other equipment	779,632	694,163
Construction in progress	95,305	161,973

	6,571,455	6,210,069
Less accumulated depreciation	2,447,181	1,949,154

	4,124,274	4,260,915

INTANGIBLE ASSETS
Definite-lived intangibles, net	629,663	717,181
Indefinite-lived intangibles – licenses	4,323,297	11,797,742
Indefinite-lived intangibles – permits	211,690	424,640
Goodwill	7,220,444	7,306,338

OTHER ASSETS
Notes receivable	16,801	19,389
Investments in, and advances to, nonconsolidated affiliates	395,371	353,132
Other assets	348,898	361,306
Other investments	387,589	926,368

Total Assets	$19,927,949	$28,352,693

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands, except share data)

	December 31,
	2004	2003
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,295,106	$1,309,697
Accrued interest	95,525	93,848
Accrued income taxes	34,683	1,079
Current portion of long-term debt	417,275	143,664
Deferred income	317,682	318,759
Other current liabilities	24,281	25,672

Total Current Liabilities	2,184,552	1,892,719

Long-term debt	6,962,560	6,921,348
Other long-term obligations	283,937	153,311
Deferred income taxes	237,827	3,049,337
Other long-term liabilities	703,766	723,676

Minority interest	67,229	58,363
Commitment and contingent liabilities (Note H)

SHAREHOLDERS’ EQUITY
Preferred Stock – Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock, – Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 567,572,736 and 616,321,231 shares in 2004 and 2003, respectively	56,757	61,632
Additional paid-in capital	29,183,595	30,950,820
Retained deficit	(19,933,777)	(15,630,387)
Accumulated other comprehensive income	194,590	194,406
Other	(213)	(1,293)
Cost of shares (307,973 in 2004 and 427,971 in 2003) held in treasury	(12,874)	(21,239)

Total Shareholders’ Equity	9,488,078	15,553,939

Total Liabilities and Shareholders’ Equity	$19,927,949	$28,352,693

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
Revenue	$9,418,459	$8,930,899	$8,421,055

Operating expenses:
Divisional operating expenses (excludes non-cash compensation expense of $930, $1,609 and $4,400 in 2004, 2003 and 2002, respectively)	6,850,426	6,488,856	6,052,761
Non-cash compensation expense	4,620	5,018	5,436
Depreciation and amortization	693,958	671,338	620,766
Corporate expenses (excludes non-cash compensation expense of $3,690, $3,409 and $1,036 in 2004, 2003 and 2002, respectively)	195,025	174,154	176,370

Operating income	1,674,430	1,591,533	1,565,722

Interest expense	367,753	388,000	432,786
Gain (loss) on sale of assets related to mergers	—	—	3,991
Gain (loss) on marketable securities	46,271	678,846	(3,096)
Equity in earnings of nonconsolidated affiliates	25,191	22,026	26,928
Other income (expense) - net	(13,947)	20,959	57,430

Income before income taxes and cumulative effect of a change in accounting principle	1,364,192	1,925,364	1,218,189
Income tax benefit (expense):
Current	(334,174)	(246,681)	(149,143)
Deferred	(184,219)	(533,092)	(344,223)

Income before cumulative effect of a change in accounting principle	845,799	1,145,591	724,823
Cumulative effect of a change in accounting principle, net of tax of $2,959,003, $-0- and $4,324,446 in 2004, 2003 and 2002, respectively	(4,883,968)	—	(16,778,526)

Net income (loss)	(4,038,169)	1,145,591	(16,053,703)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	50,722	132,816	81,740
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	47,802	192,323	(101,455)
Unrealized holding gain (loss) on cash flow derivatives	(65,827)	(63,527)	—
Adjustment for gains on shares held prior to mergers	—	—	(3,982)
Adjustment for (gain) loss included in net income	(32,513)	(19,408)	10,369

Comprehensive income (loss)	$(4,037,985)	$1,387,795	$(16,067,031)

Net income (loss) per common share:
Income before cumulative effect of a change in accounting principle – Basic	$1.42	$1.86	$1.20
Cumulative effect of a change in accounting principle – Basic	(8.19)	—	(27.65)

Net income (loss) – Basic	$(6.77)	$1.86	$(26.45)

Income before cumulative effect of a change in accounting principle – Diluted	$1.41	$1.85	$1.18
Cumulative effect of a change in accounting principle – Diluted	(8.16)	—	(26.74)

Net income (loss) – Diluted	$(6.75)	$1.85	$(25.56)

Dividends declared per share	$.45	$.20	$—

See Notes to Consolidated Financial Statement

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
			Additional	Common		Other
	Common Shares		Paid-in	Stock	Retained	Comprehensive		Treasury
(In thousands, except share data)	Issued	Common Stock	Capital	Warrants	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2001	598,270,433	$59,827	$30,320,916	$12,373	$(599,086)	$(34,470)	$(8,218)	$(15,279)	$29,736,063
Net loss					(16,053,703)				(16,053,703)
Common Stock and stock options issued for business acquisitions	11,955,946	1,195	477,652						478,847
Conversion of Notes	213		17						17
Exercise of stock options, common stock warrants and other	3,176,188	318	67,039	(12,373)			(166)	(770)	54,048
Amortization and adjustment of deferred compensation			3,101				5,253	(206)	8,148
Currency translation adjustment						81,740			81,740
Unrealized gains (losses) on investments						(95,068)			(95,068)

Balances at December 31, 2002	613,402,780	61,340	30,868,725	—	(16,652,789)	(47,798)	(3,131)	(16,255)	14,210,092
Net income					1,145,591				1,145,591
Dividends declared					(123,189)				(123,189)
Exercise of stock options and other	2,918,451	292	80,334					(4,464)	76,162
Amortization and adjustment of deferred compensation			1,761				1,838	(520)	3,079
Currency translation adjustment						132,816			132,816
Unrealized gains (losses) on cash flow derivatives						(63,527)			(63,527)
Unrealized gains (losses) on investments						172,915			172,915

Balances at December 31, 2003	616,321,231	61,632	30,950,820	—	(15,630,387)	194,406	(1,293)	(21,239)	15,553,939
Net loss					(4,038,169)				(4,038,169)
Dividends declared					(265,221)				(265,221)
Common Stock issued for business acquisitions	933,521	93	31,405						31,498
Purchase of common shares								(1,841,482)	(1,841,482)
Treasury shares retired and cancelled	(51,553,602)	(5,155)	(1,838,115)					1,843,270	—
Exercise of stock options and other	1,871,586	187	36,711					6,747	43,645
Amortization and adjustment of deferred compensation			2,774				1,080	(170)	3,684
Currency translation adjustment						50,722			50,722
Unrealized gains (losses) on cash flow derivatives						(65,827)			(65,827)
Unrealized gains (losses) on investments						15,289			15,289

Balances at December 31, 2004	567,572,736	$56,757	$29,183,595	$—	$(19,933,777)	$194,590	$(213)	$(12,874)	$9,488,078

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousand)	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(4,038,169)	$1,145,591	$(16,053,703)

Reconciling Items:
Cumulative effect of a change in accounting principle, net of tax	4,883,968	—	16,778,526
Depreciation	557,401	533,181	483,656
Amortization of intangibles	136,557	138,157	137,110
Deferred taxes	184,219	533,092	344,223
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	5,558	5,486	13,132
Amortization of deferred compensation	4,620	5,018	5,436
(Gain) loss on sale of operating and fixed assets	(22,156)	(10,044)	(41,233)
(Gain) loss on sale of available-for-sale securities	(48,429)	(31,862)	—
(Gain) loss on sale of other investments	—	(650,315)	20,689
(Gain) loss on sale of assets related to mergers	—	—	(3,991)
(Gain) loss on forward exchange contract	17,398	17,164	(29,536)
(Gain) loss on trading securities	(15,240)	(13,833)	11,943
Equity in earnings of nonconsolidated affiliates	(25,191)	(22,026)	(26,928)
Increase (decrease) other, net	(5,194)	(31,072)	(21,509)

Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	43,803	(112,600)	(59,027)
Decrease (increase) in prepaid expenses	(16,893)	7,084	(40,295)
Decrease (increase) in other current assets	20,149	(11,092)	15,620
Increase (decrease) in accounts payable, accrued expenses and other liabilities	106,037	111,632	189,383
Increase (decrease) in accrued interest	1,677	22,513	(22,363)
Increase (decrease) in deferred income	(2,121)	2,152	30,747
Increase (decrease) in accrued income taxes	27,924	39,179	15,814

Net cash provided by operating activities	1,815,918	1,677,405	1,747,694

See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2004	2003	2002
CASH FLOWS FROM INVESTING ACTIVITIES:
Liquidation of restricted cash	299	—	4,665
(Increase) decrease in notes receivable, net	2,037	2,269	11,937
Decrease (increase) in investments in, and advances to nonconsolidated affiliates - net	2,909	13,735	2,527
Proceeds from cross currency settlement of interest due	(566)	—	—
Purchase of other investments	(1,841)	(7,543)	(2,049)
Proceeds from sale of available-for-sale-securities	627,505	344,206	35,623
Purchases of property, plant and equipment	(357,215)	(377,970)	(548,642)
Proceeds from disposal of assets	34,291	55,354	95,228
Proceeds from divestitures placed in restricted cash	47,838	—	25,303
Acquisition of operating assets	(181,405)	(105,381)	(217,628)
Acquisition of operating assets with restricted cash	(47,564)	—	(23,583)
Decrease (increase) in other - net	(51,471)	(17,926)	(10,608)

Net cash provided by (used in) investing activities	74,817	(93,256)	(627,227)

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	5,087,334	3,729,164	3,678,390
Payments on credit facilities	(5,457,033)	(5,192,297)	(3,151,164)
Proceeds from long-term debt	1,250,743	2,546,890	—
Payments on long-term debt	(618,778)	(2,875,937)	(1,707,688)
Proceeds from extinguishment of derivative agreement		83,752	—
Proceeds from forward exchange contract		83,519	—
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	31,535	55,574	75,337
Dividends paid	(255,912)	(61,566)	—
Payments for purchase of common shares	(1,841,482)	—	—

Net cash used in financing activities	(1,803,593)	(1,630,901)	(1,105,125)

Net (decrease) increase in cash and cash equivalents	87,142	(46,752)	15,342

Cash and cash equivalents at beginning of year	123,334	170,086	154,744

Cash and cash equivalents at end of year	$210,476	$123,334	$170,086

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	$368,578	$350,104	$432,246
Income taxes	263,525	140,674	43,627

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Clear Channel Communications, Inc., incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, outdoor advertising and live entertainment. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s outdoor advertising segment owns or operates advertising display faces domestically and internationally. Finally, the Company’s live entertainment segment is in the business of promoting, producing and operating venues for live entertainment events.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, substantially all of which are wholly-owned. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting. Certain amounts in prior years have been reclassified to conform to the 2004 presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land. Domestic land rents are typically paid in advance for periods ranging from one to twelve months. International land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture advertising display faces are licensed through municipalities for up to 20 years. The street furniture licenses often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Prepaid Expenses

The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future entertainment events. Such costs are charged to operations upon completion of the related events.

Purchase Accounting

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements - 10 to 39 years
Structures - 5 to 40 years
Towers, transmitters and studio equipment - 7 to 20 years
Furniture and other equipment - 3 to 20 years
Leasehold improvements - shorter of economic life or lease term

Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

Intangible Assets

The Company classifies intangible assets as definite-lived or indefinite-lived intangible assets, as well as goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.

The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

The Company performed its 2004 annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”), which the Company adopted in the fourth quarter of 2004. Certain assumptions are used under the Company’s direct valuation technique, including market penetration leading to revenue potential, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes outside valuation expertise to make these assumptions and perform the fair value calculation. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and D-108, are recorded in amortization expense in the statement of operations.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about cash flow rates, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges, other than the charge taken under the transitional rules of Statement 142, Goodwill and Other Intangible Assets, are recorded in amortization expense on the statement of operations.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the company are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2004 and 2003.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.

Revenue Recognition

Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising provides services under the terms of contracts covering periods up to three years, which are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Clients remit the gross billing amount to the agency and the agency remits gross billings less their commission to the Company. Payments received in advance of being earned are recorded as deferred income.

Entertainment revenue from the presentation and production of an event is recognized on the date of the performance. Revenue collected in advance of the event is recorded as deferred income until the event occurs.

Entertainment revenue collected from advertising and other revenue, which is not related to any single event, is classified as deferred revenue and generally amortized over the operating season or the term of the contract.

Barter transactions represent the exchange of airtime, display space or tickets for merchandise or services. These transactions are generally recorded at the fair market value of the airtime, display space or tickets relinquished or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed, or the event occurs for which the tickets are exchanged. Expenses are recorded ratably over a period that estimates when the merchandise, service received is utilized or the event occurs. Barter and trade revenues for the years ended December 31, 2004, 2003 and 2002, were approximately $169.9 million, $170.3 million and $144.4 million, respectively, and are included in total revenues. Barter and trade expenses for the years ended December 31, 2004, 2003 and 2002, were approximately $177.0 million, $167.8 million and $145.9 million, respectively, and are included in divisional operating expenses.

The Company believes that the credit risk, with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Derivative Instruments and Hedging Activities

Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes. See Note G for a discussion of the Company’s specific derivative instruments and hedging activities.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses of $353.2 million, $294.0 million and $256.4 million were recorded during the year ended December 31, 2004, 2003 and 2002, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements

The SEC staff issued Staff Announcement No. D-108 at the September 2004 meeting of the Emerging Issues Task Force (“EITF”). D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing under Statement 142 shall perform an impairment test using a direct value method on all intangible assets that were previously valued using the residual method by no later than the beginning of their first fiscal year beginning after December 15, 2004. The Company adopted D-108 for its fiscal year ended December 31, 2004. As a result of adoption, the Company recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004. See Note B for more disclosure.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“Statement 153”). Statement 153 eliminates the APB 29 exception for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. Statement 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of Statement 153 should be applied prospectively. The Company expects to adopt Statement 153 for its fiscal year beginning January 1, 2006 and management does not believe that adoption will materially impact the Company’s financial position or results of operations.

In December 2004, the FASB issued Staff Position 109-2, Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”). FSP 109-2 allows an enterprise additional time beyond the financial reporting period in which the Act was enacted to evaluate the effects of the Act on its plans for repatriation of unremitted earnings for purposes of applying Financial Accounting Standard No. 109, Accounting for Income Taxes, (“Statement 109). FSP 109-2 clarifies that an enterprise is required to apply the provisions of Statement 109 in the period, or periods, it decides on its plan(s) for reinvestment or repatriation of its unremitted foreign earnings. FSP 109-2 requires disclosure if an enterprise is unable to reasonably estimate, at the time of issuance of its financial statements, the related range of income tax effects for the potential range of foreign earnings that it may repatriate and requires an enterprise to recognize income tax expense (benefit) if an enterprise decides to repatriate a portion of unremitted earnings under the repatriation provision while it is continuing to evaluate the effects of the repatriation provision for the remaining portion of the unremitted foreign earnings. FSP 109-2 is effective upon issuance. The Company currently has the ability and intent to reinvest any undistributed earnings of its foreign subsidiaries. Any impact from this legislation has not been reflected in the amounts shown since the Company is reinvested for the foreseeable future.

On December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“Statement 123(R)”) which is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective for financial statements for the first interim or annual period beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. The Company expects to adopt Statement 123(R) in the third quarter of 2005.

As permitted by Statement 123, the Company currently accounts for share-based payments to employees using Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on the Company’s result of operations, although it will have no impact on its overall financial position. The Company is unable to quantify the impact of adoption of Statement 123 (R) at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123 (R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share below. Statement 123 (R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow. This requirement will increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

Stock Based Compensation

The Company accounts for its stock-based award plans in accordance with APB 25, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Note K provides the assumptions used to calculate the pro forma net income (loss) and pro forma earnings (loss) per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement 123, Accounting for Stock-Based Compensation. The required pro forma disclosures are as follows:

(In thousands, except per share data)	2004	2003	2002
Income before cumulative effect of a change in accounting principle:
Reported	$845,799	$1,145,591	$724,823
Pro forma stock compensation expense, net of tax	(76,586)	(43,788)	(52,611)

Pro Forma	$769,213	$1,101,803	$672,212

Income before cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.42	$1.86	$1.20

Pro Forma	$1.29	$1.79	$1.11

Diluted:
Reported	$1.41	$1.85	$1.18

Pro Forma	$1.29	$1.78	$1.10

NOTE B - INTANGIBLE ASSETS AND GOODWILL

Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segment, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated television stations, all of which are amortized over the respective lives of the agreements. Other definite-lived intangible assets are amortized over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2004 and 2003:

	2004		2003
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$688,373	$364,939	$655,775	$289,821
Talent contracts	202,161	155,647	202,161	132,421
Representation contracts	268,283	94,078	238,951	62,678
Other	197,462	111,952	213,506	108,292

Total	$1,356,279	$726,616	$1,310,393	$593,212

Total amortization expense from definite-lived intangible assets for the years ended December 31, 2004, 2003 and 2002 was $136.6 million, $138.2 million and $137.1 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2004:

(In thousands)
2005	$144,050
2006	123,516
2007	82,050
2008	40,999
2009	35,452

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.

Indefinite-lived Intangibles

The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location for which the permit allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 30 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.

The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually. The following table presents the carrying amount for each major class of indefinite-lived intangible assets at December 31, 2004 and 2003:

(In thousands)	2004	2003
FCC Licenses	$4,323,297	$11,797,742
Billboard Permits	211,690	424,460

Total	$4,534,987	$12,222,202

The SEC staff issued D-108 at the September 2004 meeting of the Emerging Issues Task Force. D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, D-108 requires that a direct method be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition at fair value using an industry accepted income approach. The value calculated using the income approach was allocated to the indefinite-lived intangibles after deducting the value of tangible and intangible assets, as well as estimated costs of establishing a business at the market level. The Company used a similar approach in its annual impairment test prior to its adoption of D-108.

D-108 requires that an impairment test be performed upon adoption using a direct method for valuing intangible assets other than goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows, (“DCF”) model which results in value that is directly attributable to the indefinite-lived intangible assets.

Under the direct method, the Company continues to aggregate its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.

The Company’s adoption of the direct method resulted in an aggregate fair value of its indefinite-lived intangible assets that were less than the carrying value determined under its prior method. As a result of the adoption of D-108, the Company recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion as a cumulative effect of a change in accounting principle during the fourth quarter of 2004. The non-cash charge of $4.9 billion, net of tax is comprised of a non-cash charge of $4.7 billion and $.2 billion within our broadcasting FCC licenses and our outdoor permits, respectively.

On January 1, 2002, the Company adopted Statement 142, which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Statement 142 established new accounting for goodwill and other intangible assets recorded in business combinations. As a result of the adoption of Statement 142, the Company recognized impairment on its FCC licenses of approximately $6.0 billion, net of deferred tax of $3.7 billion, which was recorded as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002. The Company performed subsequent impairment tests at October 1, 2004 and 2003, which resulted in no further impairment charge.

Goodwill

The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2004 and 2003:

(In thousands)	Radio	Outdoor	Entertainment	Other	Total
Balance as of December 31, 2002	$6,416,146	$640,966	$155,377	$28,742	$7,241,231
Acquisitions	3,582	15,982	2,773	—	22,337
Dispositions	—	(894)	—	—	(894)
Foreign currency	—	48,392	1,422	—	49,814
Adjustments	(537)	6,369	(11,982)	—	(6,150)

Balance as of December 31, 2003	6,419,191	710,815	147,590	28,742	7,306,338
Acquisitions	8,201	56,785	16,214	458	81,658
Foreign currency	—	29,401	(2,943)	—	26,458
Adjustments	(58,210)	(9,307)	(126,432)	(61)	(194,010)

Balance as of December 31, 2004	$6,369,182	$787,694	$34,429	$29,139	$7,220,444

During 2004, the Company made adjustments to goodwill for $194.0 million primarily related to tax contingencies that were recorded at the time of acquisition that were resolved favorably in 2004.

Upon adopting Statement 142, the Company completed the two-step impairment test during the first quarter of 2002. As a result of this test, the Company recognized impairment of approximately $10.8 billion, net of deferred taxes of $659.1 million related to tax deductible goodwill, as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002.

NOTE C - BUSINESS ACQUISITIONS

2004 Acquisitions:

Medallion Merger

On September 3, 2004, the Company closed its merger with Medallion Taxi Media, Inc., (“Medallion”). Pursuant to the terms of the agreement, the Company exchanged approximately .9 million shares of its common stock for 100% of the outstanding stock of Medallion, valuing this merger at approximately $33.6 million. Medallion’s operations include advertising displays placed on the top of taxi cabs. The Company began consolidating the results of operations on September 3, 2004.

In addition to the above, during 2004 the Company acquired radio stations for $59.4 million in cash and $38.9 million in restricted cash. The Company also acquired outdoor display faces for $60.9 million in cash and acquired equity interest in international outdoor companies for $2.5 million in cash. The Company’s live entertainment segment made cash payments of $16.2 million during the year ended December 31, 2004, primarily related to various earn-outs and deferred purchase price consideration on prior year acquisitions. Also, the Company acquired two television stations for $10.0 million in cash and $8.7 million in restricted cash and our national representation business acquired new contracts for a total of $32.4 million in cash during the year ended December 31, 2004. Finally, the Company exchanged outdoor advertising assets, valued at $23.7 million for other outdoor advertising assets valued at $32.3 million. As a result of this exchange, the Company recorded a gain of $8.6 million in “Other income (expense) – net”.

2003 Acquisitions:

During 2003 the Company acquired radio stations for $45.9 million in cash. The Company also acquired domestic outdoor display faces for $28.3 million in cash. The Company’s outdoor segment also acquired investments in nonconsolidated affiliates for $10.7 million in cash and acquired an additional 10% interest in a subsidiary for $5.1 million in cash. The Company’s live entertainment segment made cash payments of $2.8 million during the year ended December 31, 2003, primarily related to various earn-outs and deferred purchase price consideration on prior year acquisitions. Also, the Company’s national representation business acquired new contracts for a total of $42.6 million, of which $12.6 million was paid in cash during the year ended December 31, 2003 and $30.0 million was recorded as a liability at December 31, 2003.

2002 Acquisitions:

Ackerley Merger

On June 14, 2002, the Company consummated its merger with The Ackerley Group, Inc. (“Ackerley”). Pursuant to the terms of the merger agreement, each share of Ackerley ordinary and Class B common stock was exchanged for 0.35 shares of the Company’s common stock. After canceling 1.2 million shares of Ackerley common stock that were held by the Company prior to the signing of the merger agreement, approximately 12.0 million shares of the Company’s common stock were issued to Ackerley shareholders. The Company also assumed all of Ackerley’s outstanding employee stock options, which as of the merger date were exercisable for approximately 114,000 shares of the Company’s common stock. The merger is valued at approximately $493.0 million based on the number of the Company’s common shares issued, which were at the average share price at the signing of the merger agreement, the historical cost of the Ackerley shares held prior to the merger date and the fair value of the employee stock options at the merger date. In addition, the Company assumed all of Ackerley’s outstanding debt, which had a fair value of $319.0 million at the merger date. The Company refinanced Ackerley’s credit facility and made a tender offer for Ackerley’s public debt concurrent with the merger. The tender offer was finalized on July 3, 2002 at a price of $1,129 per $1,000 tendered, resulting in the repurchase of substantially all of Ackerley’s public debt. This merger resulted in the recognition of approximately $361.0 million of goodwill.

The results of operations for the year ended December 31, 2002 include the operations of Ackerley from June 14, 2002. Unaudited pro forma consolidated results of operations, assuming the Ackerley acquisition had occurred on January 1, 2002 would have been as follows:

(In thousands, except per share data)
Revenue	$8,501,064
Income (loss) before cumulative effect of a change in accounting principle	$720,324
Net income (loss)	$(16,058,202)

Income (loss) before cumulative effect of a change in accounting principle per common share - Basic	$1.18
Net income (loss) per common share – Basic	$(26.23)

Income (loss) before cumulative effect of a change in accounting principle per common share - Diluted	$1.16
Net income (loss) per common share – Diluted	$(25.35)

The pro forma information above is presented in response to applicable accounting rules relating to business acquisitions and is not necessarily indicative of the actual results that would have been achieved had the merger occurred at the beginning of 2002, nor is it indicative of future results of operations.

Other

In addition to the acquisition discussed above, during 2002 the Company acquired radio stations, outdoor display faces and certain music, racing events promotional and exhibition related assets. The aggregate cash and restricted cash paid for these acquisitions was approximately $241.2 million.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2004 and 2003:

(In thousands)	2004	2003
Property, plant and equipment	$24,062	$14,607
Accounts receivable	—	210
Indefinite-lived intangible assets	144,671	60,444
Goodwill	74,864	12,154
Investments	2,512	11,993
Other assets	21,455	12,492

	267,564	111,900
Other liabilities	(4,742)	(6,568)
Deferred tax	(2,355)	49
Common stock issued	(31,498)	—

	(38,595)	(6,519)

Total cash consideration	228,969	105,381
Less: Restricted cash used	47,564	—

Cash paid for acquisitions	$181,405	$105,381

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

Restructuring

As a result of the Company’s merger with The Ackerley Group, Inc. (“Ackerley”) in June 2002, the Company recorded a $40.0 million accrual related to the restructuring of Ackerley’s operations. Of the $40.0 million, $19.0 million is related to severance and $21.0 million is related to lease terminations. The Ackerley corporate office closed in July 2002. At December 31, 2004, the accrual balance for the Ackerley restructuring was $7.5 million. Also, in connection with the Company’s mergers in 2000 with SFX Entertainment, Inc. (“SFX”) and AMFM Inc. (“AMFM”), the Company restructured the SFX and AMFM operations. The AMFM corporate offices in Dallas and Austin, Texas were closed on March 31, 2001 and a portion of the SFX corporate office in New York was closed on June 30, 2001. Other operations of AMFM have either been discontinued or integrated into existing similar operations. As of December 31, 2004, the accrual balance for the AMFM and SFX restructuring was $3.5 million. All restructuring has resulted in the actual termination of approximately 800 employees. The Company recorded a liability in purchase accounting for Ackerley, SFX and AMFM, primarily related to severance for terminated employees and lease terminations as follows:

(In thousands)	2004	2003	2002
Severance and lease termination costs:
Accrual at January 1	$57,140	$73,573	$53,182
Estimated costs charged to restructuring accrual in purchase accounting	—	—	40,043
Adjustments to restructuring accrual	(43,623)	—	(4,162)
Payments charged against restructuring accrual	(2,502)	(16,433)	(15,490)

Remaining severance and lease termination accrual at December 31	$11,015	$57,140	$73,573

The remaining severance and lease accrual is comprised of $2.4 million of severance and $8.6 million of lease termination. The severance accrual includes amounts that will be paid over the next several years related to deferred payments to former employees as well as other compensation. The lease termination accrual will be paid over the next five years. During 2004, $.6 million was paid and charged to the restructuring reserve related to severance. The Company made adjustments to finalize the purchase price allocation for both the AMFM and SFX mergers during 2001 and the purchase price allocation related to the Ackerley merger was finalized in 2003. All adjustments have been made. During 2004, the Company reduced its restructuring reserve by approximately $43.6 million as amounts previously recorded were no longer expected to be paid. This reversal was recorded as an adjustment to the purchase price. Any future potential excess reserves will be recorded as an adjustment to the purchase price.

In addition to the restructuring described above, the Company restructured its outdoor advertising operations in Spain during the fourth quarter of 2004. As a result, the Company has recorded a $4.1 million accrual in divisional operating expenses. Of the $4.1 million, $2.2 million was related to severance and $1.9 million was related to consulting and other costs. As of December 31, 2004, this accrual balance remained $4.1 million. It is expected that this accrual will be paid over the next year. It has been announced that this restructuring will result in the termination of 44 employees.

During 2003, the Company restructured its outdoor advertising operations in France resulting in a $13.8 million restructuring accrual being recorded in divisional operating expenses. Of the $13.8 million, $12.5 million was related to severance and $1.3 million was related to lease terminations and consulting costs. As of December 31, 2004, this accrual balance was $.8 million. It is expected that this accrual will be paid during 2005. This restructuring resulted in the termination of 134 employees.

NOTE D – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

Grupo ACIR Comunicaciones

The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Clear Media

The Company owns 48.1% of the total number of shares of Hainan White Horse Advertising Media Investment Co. Ltd. (“Clear Media”), formerly known as White Horse, a Chinese company that operates street furniture displays throughout China. At December 31, 2004, the fair market value of the Company’s shares of Clear Media was $231.3 million.

Summarized Financial Information

The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			Clear	All
(In thousands)	ARN	ACIR	Media	Others	Total
At December 31, 2003	$123,197	$54,256	$77,257	$98,422	$353,132
Acquisition (disposition) of investments	—	—	—	1,678	1,678
Transfers (to) from cost investments and other reclasses	—	—	—	494	494
Additional investment, net	(13,687)	—	—	10,777	(2,910)
Equity in net earnings (loss)	19,697	2,664	(3,990)	6,820	25,191
Foreign currency transaction adjustment	(197)	—	—	—	(197)
Foreign currency translation adjustment	7,025	144	(33)	10,847	17,983

At December 31, 2004	$136,035	$57,064	$73,234	$129,038	$395,371

The above investments are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Other income derived from transactions with nonconsolidated affiliates consists of interest income of $3.4 million in 2004, $6.0 million in 2003 and $5.1 million in 2002, and are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” Accumulated undistributed earnings included in retained deficit for these investments were $108.7 million, $83.5 million and $67.5 million for December 31, 2004, 2003 and 2002, respectively.

The Company conducts business with certain of its equity method investees in the ordinary course of business. Transactions relate to venue rentals, management fees, sponsorship revenue, and reimbursement of certain costs. Payments of $3.3 million and $3.9 million were made in 2004 and 2003, respectively, and payments of $4.6 million and $6.6 million were received in 2004 and 2003, respectively, from these equity investees for services rendered for these business ventures. It is the Company’s opinion, that these transactions were recorded at fair value.

Other Investments

Other investments of $387.6 million and $926.4 million at December 31, 2004 and 2003, respectively, include marketable equity securities classified as follows:

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2004
Available-for sale	$330,117	$294,383	$—	$294,383	$35,734
Trading	36,994	29,736	—	29,736	7,258
Other cost investments	20,478	—	—	—	20,478

Total	$387,589	$324,119	$—	$324,119	$63,470

(In thousands)	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2003
Available-for sale	$861,047	$269,722	$—	$269,722	$591,325
Trading	33,677	14,496	—	14,496	19,181
Other cost investments	31,644	—	—	—	31,644

Total	$926,368	$284,218	$—	$284,218	$642,150

Accumulated net unrealized gain (loss) on available-for-sale securities, net of tax, of $185.1 million and $169.8 million were recorded in shareholders’ equity in “Accumulated other comprehensive income (loss)” at December 31, 2004 and 2003, respectively. The net unrealized gain (loss) on trading securities of $15.2 million and $13.8 million for the year ended December 31, 2004 and 2003, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.

During 2003 an unrealized gain of $657.3 million was recorded on the statement of operations in “Gain (loss) on marketable securities” related to the exchange of the Company’s HBC investment, which had been accounted for as an equity method investment, for Univision Communications Inc. shares, which were recorded as an available-for-sale cost investment. On September 22, 2003, Univision completed its acquisition of HBC in a stock-for-stock merger. As a result, the Company received shares of Univision, which were recorded on the balance sheet at the date of the merger at their fair value. In addition, on September 23, 2003, the Company sold a portion of our Univision investment, which resulted in a realized pre-tax book loss of $6.4 million. Also, during 2003, the Company recorded an impairment charge on a radio technology investment for $7.0 million due to a decline in its market value that was considered to be other-than-temporary.

NOTE E - ASSET RETIREMENT OBLIGATION

The Company has an asset retirement obligation of $49.2 million as of December 31, 2004. The liability relates to the Company’s obligation to dismantle and remove its outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period. During 2004, the Company increased its liability due to a change in estimate associated with the remediation costs used in the calculation. This change was recorded as an addition to the liability and related assets’ carrying value.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)
Balance at December 31, 2003	$24,000
Adjustment due to change in estimate of related costs	26,850
Accretion of liability	1,800
Liabilities settled	(3,434)

Balance at December 31, 2004	$49,216

NOTE F - LONG-TERM DEBT

Long-term debt at December 31, 2004 and 2003 consisted of the following:

	December 31,
(In thousands)	2004	2003
Bank credit facilities	$350,486	$710,612
Senior Notes:
6.5% Notes (denominated in Euro) Due 2005	264,755	818,805
6.0% Senior Notes Due 2006	750,000	750,000
3.125% Senior Notes Due 2007	250,000	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	—
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	—
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	—
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Debentures Due 2027	300,000	300,000
Original issue (discount) premium	(10,255)	(4,479)
Fair value adjustments related to interest rate swaps	6,524	7,021
Various subsidiary level notes	688,848	688,097
Other long-term debt	179,477	194,956

	7,379,835	7,065,012
Less: current portion	417,275	143,664

Total long-term debt	$6,962,560	$6,921,348

Bank Credit Facility

On July 13, 2004, the Company entered into a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The Company’s prior $1.5 billion five-year multi-currency revolving credit facility was repaid in its entirety and terminated at the same time it entered into this new facility. On July 30, 2004, the Company paid in full its $150.0 million five-year revolving credit facility with a group of international banks. The $150.0 million five-year revolving credit facility was then terminated on August 6, 2004. Subsidiary borrowers under this facility became designated subsidiary borrowers under a $150.0 million sublimit that is part of the $1.75 billion credit facility. On December 16, 2004, the Company paid the outstanding balance in its entirety and terminated its reducing revolving credit facility, which was originally in the amount of $2.0 billion.

At December 31, 2004, the outstanding balance on the $1.75 billion credit facility was $350.5 million and, taking into account letters of credit of $162.6 million, $1.2 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2004, interest rates on this bank credit facility were 2.86% on borrowings denominated in US dollars and varied from 1.9% to 5.76% on borrowings in other currencies.

Senior Notes

On February 25, 2004, the Company redeemed €454.4 million of its 6.5% senior notes due July 7, 2005, for €477.7 million plus accrued interest. As a result of this redemption the Company recorded a pre-tax loss of $31.6 million on the early extinguishment of debt. After this redemption, €195.6 million of the 6.5% senior notes remain outstanding.

On September 15, 2004, the Company completed a debt offering of $750.0 million 5.5% notes due September 15, 2014. Interest is payable on March 15 and September 15. The aggregate net proceeds of approximately $743.1 million were used to repay borrowings outstanding under the Company’s bank credit facilities and for general corporate purposes.

On November 17, 2004, the Company completed a debt offering of $250.0 million 4.5% notes due January 15, 2010. Interest is payable on January 15 and July 15. The aggregate net proceeds of approximately $248.4 million were used to repay borrowings outstanding under the Company’s bank credit facilities.

On December 13, 2004, the Company completed a debt offering of $250.0 million 5.5% notes due December 15, 2016. Interest is payable on June 15 and December 15. The aggregate net proceeds of approximately $247.1 million were used to repay borrowings outstanding under the Company’s bank credit facilities.

All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate face value and market value of the senior notes was approximately $6.8 billion and $7.1 billion, respectively, at December 31, 2004. The aggregate face value and market value of the senior notes was approximately $6.1 billion and $6.6 billion, respectively, at December 31, 2003.

Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The Company terminated an interest rate swap agreement on the 7.875% notes due 2005 during 2003 and received $83.8 million in proceeds. The fair value of our swaps was $6.5 million and $7.0 million at December 31, 2004 and 2003, respectively.

Various Subsidiary Level Notes

The aggregate face value and market value of the various subsidiary level notes was approximately $688.8 million and $688.1 million at December 31, 2004 and 2003, respectively.

The aggregate remaining balance of AMFM Operating Inc.’s long-term bonds, of which are all 8% senior notes due 2008, was $685.1 million at December 31, 2004, which includes a purchase accounting premium of $13.8 million.

Debt Covenants

The Company’s significant covenants on its $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit facility. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit facility) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit facility) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31 2004, the Company’s leverage and interest coverage ratios were 3.1x and 6.4x, respectively. This credit facility contains a cross default provision that would be triggered if the

Company were to default on any other indebtedness greater than $200.0 million.

The Company’s other indebtedness does not contain such provisions that would make it a default if it were to default on one of its credit facilities.

The fees paid on the Company’s $1.75 billion, five-year multi-currency revolving credit facility depend on the Company’s long-term debt ratings. Based on current ratings level of BBB-/Baa3, the Company’s fees are 17.5 basis points on the total $1.75 billion facility and a 45.0 basis point spread to LIBOR on borrowings. In the event the Company’s ratings improve, the fee on borrowings and facility fee decline gradually to 9.0 basis points and 20.0 basis points, respectively, at ratings of A/A3 or better. In the event that the Company’s ratings decline, the fee on borrowings and facility fee increase gradually to 30.0 basis points and 120.0 basis points, respectively, at ratings of BB/Ba2 or lower. The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.

Additionally, the AMFM long-term bonds contain certain restrictive covenants that limit the ability of AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or affect certain asset sales.

At December 31, 2004, the Company was in compliance with all debt covenants.

Future maturities of long-term debt at December 31, 2004 are as follows:

(In thousands)
2005	$417,275
2006	754,902
2007	251,866
2008	1,314,220
2009	851,568
Thereafter	3,790,004

Total	$7,379,835

NOTE G - FINANCIAL INSTRUMENTS

The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.

Interest Rate Swaps

The Company has $1.3 billion of interest rate swaps that are designated as fair value hedges that hedge the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2004 and 2003, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other assets” with the offset recorded in “Long-term debt” of approximately $6.5 million and $7.0 million, respectively. Accordingly, an adjustment was made to the asset and carrying value of the underlying debt on December 31, 2004 and 2003 to reflect the increase in fair value.

Secured Forward Exchange Contracts

On June 5, 2003, Clear Channel Investments, Inc. (“CCI, Inc.”), a wholly owned subsidiary of the Company, entered into a five-year secured forward exchange contract (the “contract”) with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. (“XMSR”). Under the terms of the contract, the counterparty paid

$83.5 million at inception of the contract, which the Company classified in “Other long-term obligations”. The contract has a maturity value of $98.8 million, with an effective interest rate of 3.4%, which the Company will accrete over the life of the contract using the effective interest method. CCI, Inc. continues to hold the 8.3 million shares and retains ownership of the XMSR shares during the term of the contract.

Upon maturity of the contract, CCI, Inc. is obligated to deliver to the counterparty, at CCI, Inc.’s option, cash or a number of shares of XMSR equal to the cash payment, but no more than 8.3 million XMSR shares. The contract hedges the Company’s cash flow exposure of the forecasted sale of the XMSR shares by purchasing a put option and selling the counterparty a call option (the “collar”) on the XMSR shares. The net cost of the collar was $.5 million, which the Company initially classified in other long-term assets. The collar effectively limits the Company’s cash flow exposure upon the forecasted sale of XMSR shares to the counterparty between $11.86 and $15.58 per XMSR share.

The collar meets the requirements of Statement 133 Implementation Issue G20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge. Under this guidance, complete hedging effectiveness is assumed and the entire change in fair value of the collar is recorded in other comprehensive income (loss). Annual assessments are required to ensure that the critical terms of the contract have not changed. As of December 31, 2004 and 2003, the fair value of the collar was a liability recorded in “Other long-term obligations” of $208.1 million and $101.7 million, respectively, and the amount recorded in other comprehensive income (loss), net of tax, related to the change in fair value of the collar for the year ended December 31, 2004 and 2003 was $65.8 million and $63.5 million, respectively.

In 2001, CCI, Inc. entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $29.9 million and $47.3 million at December 31, 2004 and December 31, 2003, respectively, recorded in “Other assets”. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2004, 2003 and 2002, the Company recognized losses of $17.4 million and $17.1 million and a gain of $29.5 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2004, 2003 and 2002, the Company recognized income of $15.2 million, $13.8 million and a loss of $11.9 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.

Foreign Currency Rate Management

As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, on February 25, 2004, the Company entered into a United States dollar — Euro cross currency swap with a Euro notional amount of €497.0 million and a corresponding U.S. dollar notional amount of $629.0 million. This cross currency swap had a value of $75.8 million at December 31, 2004, which was recorded in “Other long-term obligations”. The cross currency swap requires the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swap as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swap and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2004, a $47.5 million loss, net of tax, was recorded as a cumulative translation adjustment to other comprehensive income (loss) related to the cross currency swap.

Prior to the Company entering into a United States dollar — Euro cross currency swap, the Company held foreign denominated debt to hedge a portion of the effect of movements in currency exchange rate on its net assets in foreign countries. On February 25, 2004, the Company redeemed the majority of its foreign denominated debt. The remaining amount of foreign denominated debt is designated as a hedge and denominated in the same currency as the foreign denominated net investment, the hedge, which is on an after-tax basis, will offset a portion of the translation changes in the corresponding net investment. Since an assessment of this hedge revealed no ineffectiveness, all of the translation gains and losses associated with this debt are reflected as a translation adjustment within accumulated other comprehensive income (loss) within shareholders’ equity. As of December 31, 2004 and 2003, the cumulative translation gain, net of tax of $138.8 million and $88.1 million, respectively, have been reported as a part of “Accumulated other comprehensive income (loss)” within shareholders’ equity

NOTE H - COMMITMENTS AND CONTINGENCIES

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.

The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other type contacts. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, the Company has non-cancelable contracts in its live entertainment operations related to minimum performance payments with various artists as well as various other contracts in its radio broadcasting operations related to program rights and music license fees. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts, as well as construction commitments for facilities and venues.

As of December 31, 2004, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2005	$322,784	$806,734	$133,288
2006	292,791	545,212	61,186
2007	258,112	348,867	18,879
2008	226,269	300,615	18,876
2009	194,954	205,184	6,346
Thereafter	1,324,568	557,040	15,742

Total	$2,619,478	$2,763,652	$254,317

Rent expense charged to operations for 2004, 2003 and 2002 was $1.1 billion, $968.5 million and $839.5 million, respectively.

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Various acquisition agreements include deferred consideration payments including future contingent payments based on the financial performance of the acquired companies, generally over a one to five year period. Contingent payments involving the financial performance of the acquired companies are typically based on the acquired company meeting certain EBITDA targets as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum payment. At December 31, 2004, the Company believes its maximum aggregate contingency, which is subject to the financial performance of the acquired companies, is approximately $42.9 million. In addition, certain acquisition agreements include deferred consideration payments based on performance requirements by the seller, generally over a one to five year period. Contingent payments based on performance requirements by the seller typically involve the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2004, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $36.7 million. As the contingencies have not been met or resolved as of December 31, 2004, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved EBITDA not to exceed a predetermined maximum amount.

NOTE I - GUARANTEES

Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2004, this portion of the $1.75 billion credit facility’s outstanding balance was $23.9 million, which is recorded in “Long-term debt” on the Company’s financial statements.

Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.

The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines and credit card charge-back transactions up to approximately $67.8 million. As of December 31, 2004, no amounts were outstanding under these agreements.

As of December 31, 2004, the Company has outstanding commercial standby letters of credit and surety bonds of $165.2 million and $39.3 million, respectively, that primarily expire in 2005 These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.

NOTE J - INCOME TAXES

Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2004	2003	2002
Current - federal	$266,328	$197,608	$102,785
Current - foreign	48,764	25,542	33,594
Current - state	19,082	23,531	12,764

Total current	334,174	246,681	149,143

Deferred - federal	188,594	519,689	350,237
Deferred - foreign	(20,540)	(31,142)	(36,034)
Deferred - state	16,165	44,545	30,020

Total deferred	184,219	533,092	344,223

Income tax expense (benefit)	$518,393	$779,773	$493,366

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2004 and 2003 are as follows:

(In thousands)	2004	2003
Deferred tax liabilities:
Intangibles and fixed assets	$263,109	$2,944,240
Unrealized gain in marketable securities	27,629	208,854
Foreign	35,697	60,444
Equity in earnings	14,995	41,644
Investments	1,909	1,860
Other	13,292	11,830

Total deferred tax liabilities	356,631	3,268,872

Deferred tax assets:
Accrued expenses	25,538	99,232
Long-term debt	67,361	97,167
Net operating loss carryforwards	5,578	9,522
Bad debt reserves	16,073	17,473
Deferred income	12,184	20,028
Other	34,332	36,785

Total gross deferred tax assets	161,066	280,207
Valuation allowance	—	60,672

Total deferred tax assets	161,066	219,535

Net deferred tax liabilities	$195,565	$3,049,337

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. As discussed in Note B, in 2004 the Company adopted D-108, which resulted in the Company recording a non-cash charge of approximately $4.9 billion, net of deferred tax of $3.0 billion, related to its FCC licenses and permits. In accordance with Statement No. 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

The reduction in the valuation allowance was a result of the resolution of certain tax contingencies during 2004 associated with prior acquisitions. This reduction was recorded as an adjustment to the original purchase price allocation and did not impact income tax expense.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2004		2003		2002
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$477,467	35%	$673,877	35%	$426,366	35%
State income taxes, net of federal tax benefit	35,247	3%	68,076	4%	42,784	4%
Foreign taxes	3,747	0%	(3,521)	(0%)	(6,248)	(1%)
Nondeductible items	6,278	0%	8,125	0%	8,527	1%
Other, net	(4,346)	(0)%	33,216	2%	21,937	2%

	$518,393	38%	$779,773	41%	$493,366	41%

During 2004, the Company utilized approximately $5.7 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2004. As a result of the favorable resolution of certain tax contingencies, current tax expense includes benefits of $34.1 million. The benefits resulted in an effective tax rate of 38% for the twelve months ended December 31, 2004.

During 2003, the Company utilized approximately $31.4 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2003.

During 2002, the Company utilized approximately $400.0 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. In connection with accounting for these acquisitions, a deferred tax asset valuation allowance was recorded based on the Company’s assessment of the likelihood of realization of these net operating loss carryforwards and other deferred tax assets. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2002, and resulted in a reduction of the deferred tax asset valuation allowance.

The remaining federal net operating loss carryforwards of $14.7 million expire in various amounts from 2005 to 2020.

NOTE K – SHAREHOLDERS’ EQUITY

Dividends

The Company’s Board of Directors declared quarterly cash dividends as follows.

(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
2004:
February 19, 2004	$0.10	March 31, 2004	April 15, 2004	$61.7
April 28, 2004	0.10	June 30, 2004	July 15, 2004	60.2
July 21, 2004	0.125	September 30, 2004	October 15, 2004	72.5
October 20, 2004	0.125	December 31, 2004	January 15, 2005	70.8
2003:
July 23, 2003	0.10	September 30, 2003	October 15, 2003	61.6
October 23, 2003	0.10	December 31, 2003	January 15, 2004	61.6

Stock Options

The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Company common stock represented by each option for any stock splits or dividends.

The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the years ended December 31, 2004, 2003 and 2002 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)

	2004		2003		2002
	Options	Price	Options	Price	Options	Price
Outstanding, beginning of year	43,094	$44.64	42,943	$44.57	47,147	$43.92
Assumed in acquisitions	—	—	—	—	114	51.61
Granted	4,706	44.27	4,955	36.75	262	34.76
Exercised (1)	(1,470)	16.85	(2,477)	18.96	(2,508)	21.33
Forfeited or expired	(4,405)	52.48	(2,327)	54.26	(2,072)	56.73

Outstanding, end of year	41,925	$44.98	43,094	$44.64	42,943	$44.57

Exercisable, end of year	28,777		27,267		29,614
Weighted average fair value per option granted	$15.09		$17.29		$16.35

(1)	The Company received an income tax benefit of $2.9 million, $20.6 million and $22.5 million relating to the options exercised during 2004, 2003 and 2002, respectively. Such benefits are recorded as adjustments to “Additional paid-in capital” in the statement of shareholders’ equity.

There were 37.0 million shares available for future grants under the various option plans at December 31, 2004. Vesting dates range from January 2005 to October 2009, and expiration dates range from February 2005 to October 2014 at exercise prices and average contractual lives as follows:

		Weighted
		Average	Weighted		Weighted
	Outstanding	Remaining	Average	Exercisable	Average
(In thousands of shares)	as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices	12/31/04	Life	Price	12/31/04	Price
$ .01 — $ 10.00	680	4.6	$6.13	680	$6.13
10.01 — 20.00	823	1.5	14.09	823	14.09
20.01 — 30.00	4,104	3.2	25.64	3,724	25.49
30.01 — 40.00	6,023	5.7	35.76	1,879	33.82
40.01 — 50.00	19,044	4.2	46.19	15,454	46.23
50.01 — 60.00	7,852	4.5	55.32	4,468	54.22
60.01 — 70.00	2,692	2.8	66.51	1,161	67.80
70.01 — 80.00	410	5.4	76.62	335	76.98
80.01 — 90.00	280	4.4	83.82	240	83.16
90.01 — 112.47	17	2.5	94.54	13	95.41

	41,925	4.3	$44.98	28,777	$43.67

The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2004, 2003 and 2002:

	2004	2003	2002
Risk-free interest rate	2.21% – 4.51%	2.91% – 4.03%	2.85% – 5.33%
Dividend yield	.90% – 1.65%	0% – 1.01%	0%
Volatility factors	42% – 50%	43% – 47%	36% – 49%
Weighted average expected life	3 – 7.5	5 – 7.5	3.5 – 7.5

Pro forma net income and earnings per share, assuming that the Company had accounted for its employee stock options using the fair value method and amortized such to expense over the options’ vesting period is as follows:

(In thousands, except per share data)	2004	2003	2002
Income before cumulative effect of a change in accounting principle:
Reported	$845,799	$1,145,591	$724,823
Pro forma stock compensation expense, net of tax	(76,586)	(43,788)	(52,611)

Pro Forma	$769,213	$1,101,803	$672,212

Income before cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.42	$1.86	$1.20

Pro Forma	$1.29	$1.79	$1.11

Diluted:
Reported	$1.41	$1.85	$1.18

Pro Forma	$1.29	$1.78	$1.10

The weighted average fair value of stock options granted is required to be based on a theoretical option pricing model. In actuality, because the company’s employee stock options are not traded on an exchange, employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all stockholders commensurately.

Restricted Stock Awards

The Company began granting restricted stock awards to its employees in 2003. These common shares hold a legend which restricts their transferability for a term of from three to five years and are forfeited in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Company common stock represented by each option for any stock splits or dividends. Additionally, recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.

The following table presents a summary of the Company’s restricted stock awards outstanding at December 31, 2004, 2003 and 2002 (“Price” reflects the weighted average share price at the date of grant):

	2004		2003		2002
(In thousands, except per share data)	Awards	Price	Awards	Price	Awards	Price
Outstanding, beginning of year	75	$36.62	—	$—	—	$—
Granted	142	44.36	75	36.62	—	—
Forfeited	(2)	44.36	—	—	—	—

Outstanding, end of year	215	41.66	75	36.62	—	—

Other

As a result of mergers during 2000, the Company assumed 2.7 million employee stock options with vesting dates that vary through April 2005. To the extent that these employees’ options vest post-merger, the Company recognizes expense over the remaining vesting period. During the year ended December 31, 2004, 2003 and 2002, the Company recorded expense of $.9 million, $1.6 million and $4.4 million, respectively, related to the post-merger vesting of employee stock options. The expense associated with stock options is recorded on the statement of operations as a component of “Non-cash compensation expense”.

Common Stock Reserved for Future Issuance

Common stock is reserved for future issuances of approximately 78.9 million shares for issuance upon the various stock option plans to purchase the Company’s common stock (including 41.9 million options currently granted) and .2 million shares for the settlement of a performance contract.

Share Repurchase Programs

On March 30, 2004, and then again on July 21, 2004, the Company’s Board of Directors authorized share repurchase programs each up to $1.0 billion effective immediately. The March 30, 2004 program was completed at August 2, 2004 upon the repurchase of $1.0 billion of the Company’s shares. The share repurchase program approved on July 21, 2004 will expire one year from the date of authorization, although prior to such time the program may be discontinued or suspended at any time. As of December 31, 2004, 51.5 million shares have been repurchased for an aggregate cost of $1.8 billion, including commissions and fees. Also, as of December 31, 2004, $.2 million remains available under the second authorized share repurchase program.

Shares Held in Treasury

Included in the 307,973 and 427,971 shares held in treasury are 207,973 and 356,656 shares that the Company holds in Rabbi Trusts at December 31, 2004 and 2003, respectively, relating to a performance guarantee and the Company’s non-qualified deferred compensation plan. During the year ended December 31, 2004, 51.6 million shares were retired from the Company’s shares held in treasury account.

Reconciliation of Earnings per Share

(In thousands, except per share data)	2004	2003	2002
NUMERATOR:
Income before cumulative effect of a change in accounting principle	$845,799	$1,145,591	$724,823
Cumulative effect of a change in accounting principle	(4,883,968)	—	(16,778,526)

Net income (loss)	(4,038,169)	1,145,591	(16,053,703)

Effect of dilutive securities:
Convertible debt – 2.625% issued in 1998	—	2,106	8,931
Convertible debt – 1.5% issued in 1999	—	—	7,704
LYONS – 1998 issue	—	1,446	4,815 *
Less: Anti-dilutive items	—	—	(4,815)

Numerator for net income before cumulative effect of a change in accounting principle per common share - diluted	845,799	1,149,143	741,458
Numerator for cumulative effect of a change in accounting principle per common share - diluted	(4,883,968)	—	(16,778,526)

Numerator for net income (loss) per common share - diluted	$(4,038,169)	$1,149,143	$(16,037,068)

DENOMINATOR:
Weighted average common shares	596,126	614,651	606,861

Effect of dilutive securities:
Stock options and common stock warrants	2,149	3,167	3,911
Convertible debt – 2.625% issued in 1998	—	2,060	8,855
Convertible debt – 1.5% issued in 1999	—	—	7,813
LYONS – 1998 issue	—	892	3,085 *
Less: Anti-dilutive items	—	—	(3,085)

Denominator for net income (loss) per common share - diluted	598,275	620,770	627,440

Net income (loss) per common share:
Income before cumulative effect of a change in accounting principle - Basic	$1.42	$1.86	$1.20
Cumulative effect of a change in accounting principle - Basic	(8.19)	—	(27.65)

Net income (loss) - Basic	$(6.77)	$1.86	$(26.45)

Income before cumulative effect of a change in accounting principle - Diluted	$1.41	$1.85	$1.18
Cumulative effect of a change in accounting principle - Diluted	(8.16)	—	(26.74)

Net income (loss) - Diluted	$(6.75)	$1.85	$(25.56)

* Denotes items that are anti-dilutive to the calculation of earnings per share.

NOTE L - EMPLOYEE STOCK AND SAVINGS PLANS

The Company has various 401(K) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Beginning January 1, 2003, the Company match was increased from 35% to 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to these plans of $35.2 million, $27.5 million and $21.4 million were charged to expense for 2004, 2003 and 2002, respectively.

The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 85% of the market value on the day of purchase. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2004, 2003 and 2002, employees purchased 262,163, 266,978 and 319,817 shares at weighted average share prices of $32.05, $34.01 and $33.85, respectively.

The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. The liability under this deferred compensation plan at December 31, 2004, 2003 and 2002 was approximately $14.0 million, $8.9 million and $3.5 million, respectively, recorded in “Other long-term liabilities”.

NOTE M – OTHER INFORMATION

	For the year ended December 31,
(In thousands)	2004	2003	2002
The following details the components of “Other income (expense) – net”:
Reimbursement of capital cost	$(2,174)	$(5,019)	$(6,008)
Gain on sale of operating and fixed assets	22,156	10,044	41,233
Gain on sale of representation contracts	1,857	1,450	14,836
Asset retirement obligation	—	(7,000)	—
Minority interest	(10,902)	(7,186)	(1,033)
Gain (loss) on extinguishment of debt	(31,600)	36,735	11,980
Other	6,716	(8,065)	(3,578)

Total other income (expense) – net	$(13,947)	$20,959	$57,430

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$32,586	$37,898	$25,096
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$29,298	$117,876	$(62,182)
Unrealized gain (loss) on cash flow derivatives	$(40,346)	$(38,936)	$—
Reclassification adjustment for gains on shares held prior to merger	$—	$—	$(2,441)
Reclassification adjustments for (gain) loss included in net income (loss)	$(19,927)	$(11,896)	$6,355

	As of December 31,
(In thousands)	2004	2003
The following details the components of “Other current assets”:
Current film rights	$19,927	$21,185
Inventory	38,932	36,985
Deferred tax asset	42,262	—
Other	86,288	104,291

Total other current assets	$187,409	$162,461

	As of December 31,
(In thousands)	2004	2003
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$138,831	$88,109
Cumulative unrealized gain on investments	185,113	169,824
Cumulative unrealized gain (loss) on cash flow derivatives	(129,354)	(63,527)

Total accumulated other comprehensive income (loss)	$194,590	$194,406

NOTE N - SEGMENT DATA

The Company has three reportable operating segments – radio broadcasting, outdoor advertising and live entertainment. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. At December 31, 2004 the radio broadcasting segment included 1,189 radio stations for which the Company is the licensee and 19 radio stations operated under lease management or time brokerage agreements. The radio broadcasting segment also operates various radio networks. At December 31, 2004, the outdoor advertising segment owned or operated 823,580 advertising display faces. Of these, 151,603 are in U.S. markets and the remaining 671,977 displays are in international markets. At December 31, 2004, the live entertainment segment owned or operated 104 venues. Of these, 75 venues are in domestic markets and the remaining 29 venues are in international markets.

“Other” includes television broadcasting, sports representation and media representation.

	Radio	Outdoor	Live
(In thousands)	Broadcasting	Advertising	Entertainment	Other	Corporate	Eliminations	Consolidated
2004
Revenue	$3,754,381	$2,447,040	$2,748,598	$604,389	$—	$(135,949)	$9,418,459
Divisional operating expenses	2,162,488	1,757,024	2,592,074	474,789	—	(135,949)	6,850,426
Non-cash compensation	930	—	—	—	3,690	—	4,620
Depreciation and amortization	159,082	388,217	61,527	64,424	20,708	—	693,958
Corporate expenses	—	—	—	—	195,025	—	195,025

Operating income (loss)	$1,431,881	$301,799	$94,997	$65,176	$(219,423)	$—	$1,674,430

Intersegment revenues	$55,936	$12,358	$830	$66,825	$—	$—	$135,949
Identifiable assets	$12,313,335	$4,835,251	$1,260,706	$1,197,267	$321,390	$—	$19,927,949
Capital expenditures	$81,474	$173,297	$73,291	$26,550	$2,603	$—	$357,215

2003
Revenue	$3,695,020	$2,174,597	$2,646,959	$556,599	$—	$(142,276)	$8,930,899
Divisional operating expenses	2,130,054	1,593,736	2,455,897	451,445	—	(142,276)	6,488,856
Non-cash compensation	1,609	—	—	—	3,409	—	5,018
Depreciation and amortization	154,121	379,640	60,830	54,023	22,724	—	671,338
Corporate expenses	—	—	—	—	174,154	—	174,154

Operating income (loss)	$1,409,236	$201,221	$130,232	$51,131	$(200,287)	$—	$1,591,533

Intersegment revenues	$56,698	$17,470	$3,788	$64,320	$—	$—	$142,276
Identifiable assets	$19,809,269	$4,873,109	$1,333,792	$2,019,877	$316,646	$—	$28,352,693
Capital expenditures	$80,138	$199,521	$69,823	$26,211	$2,277	$—	$377,970

	Radio	Outdoor	Live
(In thousands)	Broadcasting	Advertising	Entertainment	Other	Corporate	Eliminations	Consolidated
2002
Revenue	$3,717,243	$1,859,643	$2,447,302	$528,374	$—	$(131,507)	$8,421,055
Divisional operating expenses	2,126,139	1,354,092	2,289,654	414,383	—	(131,507)	6,052,761
Non-cash compensation	4,400	—	—	—	1,036	—	5,436
Depreciation and amortization	153,941	336,895	61,518	43,287	25,125	—	620,766
Corporate expenses	—	—	—	—	176,370	—	176,370

Operating income (loss)	$1,432,763	$168,656	$96,130	$70,704	$(202,531)	$—	$1,565,722

Intersegment revenues	$55,832	$12,516	$1,277	$61,882	$—	$—	$131,507
Identifiable assets	$19,826,656	$4,647,200	$1,297,420	$1,422,661	$478,216	$—	$27,672,153
Capital expenditures	$115,199	$292,618	$63,422	$23,850	$53,553	$—	$548,642

Revenue of $2.2 billion, $1.9 billion and $1.5 billion and identifiable assets of $2.6 billion, $2.5 billion and $2.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE O - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2004	2003	2004	2003	2004	2003	2004	2003
Revenue	$1,969,566	$1,779,443	$2,485,034	$2,317,249	$2,648,873	$2,544,146	$2,314,986	$2,290,061
Operating expenses:
Divisional operating expenses	1,499,718	1,361,075	1,760,313	1,641,905	1,937,194	1,842,329	1,653,201	1,643,547
Non-cash compensation	918	799	915	1,779	786	880	2,001	1,560
Depreciation and amortization	173,158	159,562	167,754	161,880	170,150	165,882	182,896	184,014
Corporate expenses	49,364	42,779	46,581	42,459	46,645	44,050	52,435	44,866

Operating income	246,408	215,228	509,471	469,226	494,098	491,005	424,453	416,074
Interest expense	89,805	100,952	85,403	95,311	91,607	98,192	100,938	93,545
Gain (loss)on marketable securities	49,723	2,792	(5,503)	2,581	3,485	675,027	(1,434)	(1,554)
Equity in earnings of nonconsolidated affiliates	6,675	2,335	10,635	6,713	3,194	2,957	4,687	10,021
Other income (expense) – net	(17,270)	2	(2,694)	39,142	(622)	(1,840)	6,639	(16,345)

Income before income taxes and cumulative effect of a change in accounting principle	195,731	119,405	426,506	422,351	408,548	1,068,957	333,407	314,651
Income tax (expense) benefit	(79,271)	(48,359)	(172,736)	(171,051)	(147,314)	(432,928)	(119,072)	(127,435)

Income before cumulative effect of a change in accounting principle	116,460	71,046	253,770	251,300	261,234	636,029	214,335	187,216
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	—	—	—	—	—	(4,883,968)	—

Net income (loss)	$116,460	$71,046	$253,770	$251,300	$261,234	$636,029	$(4,669,633)	$187,216

Net income (loss) per common share:
Basic:
Income before cumulative effect of a change in accounting principle	$.19	$.12	$.42	$.41	$.45	$1.03	$.37	$.30
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	(8.54)	—

Net income (loss)	$.19	$.12	$.42	$.41	$.45	$1.03	$(8.17)	$.30

Diluted:
Income before cumulative effect of a change in accounting principle	$.19	$.12	$.41	$.41	$.44	$1.03	$.37	$.30
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	(8.52)	—

Net income (loss)	$.19	$.12	$.41	$.41	$.44	$1.03	$(8.15)	$.30

Dividends declared per share	$.10	$—	$.10	$—	$.125	$.10	$.125	$.10

Stock price:
High	$47.76	$43.98	$44.50	$43.85	$37.24	$46.18	$35.07	$47.48
Low	38.90	31.00	35.35	33.35	30.62	36.36	29.96	38.50

The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE P – SUBSEQUENT EVENTS

On February 16, 2005, the Company’s Board of Directors declared a quarterly cash dividend of $0.125 per share on the Company’s Common Stock. The dividend is payable on April 15, 2005 to shareholders of record at the close of business on March 31, 2005.

From January 1, 2005 through February 28, 2005, 7.2 million shares had been repurchased for an aggregate purchase price of $236.8 million, including commission and fees. On February 1, 2005, the Company’s Board of Directors authorized a third share repurchase program of up to $1.0 billion effective immediately. This third share repurchase program will be conducted over the next 12 months. At August 4, 2004 and February 4, 2005, the Company had completed the first and second $1.0 billion share repurchase programs authorized by the Board of Directors on March 30, 2004 and July 21, 2004, respectively. At February 28, 2005, and there was $921.7 million remaining available for repurchase through this third repurchase program.

ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable

ITEM 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Communications, Inc. (the “Company”) including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.

Based on their evaluation as of December 31, 2004, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.

Management’s Report on Internal Control Over Financial Reporting

The management of Clear Channel Communications Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.

As of December 31, 2004, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2004, based on those criteria.

Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. The report, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm. ”

Subsequent to our evaluation, there were no significant changes in internal controls or other factors that could significantly affect these internal controls.

Report of Independent Registered Public Accounting Firm

SHAREHOLDERS AND THE BOARD OF DIRECTORS
CLEAR CHANNEL COMMUNICATIONS, INC

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Clear Channel Communications, Inc. (the “Company”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Clear Channel Communications, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Clear Channel Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004 of Clear Channel Communications, Inc. and our report dated March 8, 2005 expressed an unqualified opinion thereon.

/s/Ernst & Young LLP

San Antonio, Texas
March 8, 2005

ITEM 9B. Other
Not Applicable

PART III

ITEM 10. Directors and Executive Officers of the Registrant

     We believe that one of our most important assets is our experienced management team. With respect to our operations, managers are responsible for the day-to-day operation of their respective location. We believe that the autonomy of our management enables us to attract top quality managers capable of implementing our aggressive marketing strategy and reacting to competition in the local markets. Most of our managers have options to purchase our common stock. As an additional incentive, a portion of each manager’s compensation is related to the performance of the profit centers for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and operating costs. Combined with the centralized financial functions, this monitoring enables us to control expenses effectively. Corporate management also advises local managers on broad policy matters and is responsible for long-range planning, allocating resources and financial reporting and controls.

     The information required by this item with respect to our code of ethics and the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth under the captions “Code of Business Conduct and Ethics”, “Election of Directors” or “Compliance With Section 16(A) of the Exchange Act,” in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.

     The following information is submitted with respect to our executive officers as of December 31, 2004

	Age on
	December 31,		Officer
Name	2004	Position	Since
L. Lowry Mays	69	Chairman of the Board	1972
Mark P. Mays	41	President and Chief Executive Officer	1989
Randall T. Mays	39	Executive Vice President/Chief Financial Officer and Secretary	1993
Herbert W. Hill, Jr.	45	Senior Vice President/Chief Accounting Officer	1989
Paul Meyer	62	President/Chief Executive Officer – Clear Channel Outdoor	1997
Roger Parry	51	Chief Executive Officer – Clear Channel International	1998
Brian Becker	48	Chairman/Chief Executive Officer – Clear Channel Entertainment	2000
William Moll	67	President – Clear Channel Television	2001
John Hogan	48	President/Chief Executive Officer – Clear Channel Radio	2002
Andrew Levin	42	Executive Vice President and Chief Legal Officer	2004

     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders.

     Mr. L. Mays is our founder and was our Chairman and Chief Executive Officer from February 1997 to October 2004. Since that time, Mr. L. Mays has served as our Chairman of the Board. He has been one of our directors since our inception. Mr. L. Mays is the father of Mark P. Mays, our President and Chief Executive Officer, and Randall T. Mays, our Executive Vice President/Chief Financial Officer and Secretary.

     Mr. M. Mays was our President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He has been one of our directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman of the Board and the brother of Randall T. Mays, our Executive Vice President/Chief Financial Officer and Secretary.

     Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer in February 1997 and was appointed as our Secretary in April 2003. Mr. R. Mays is the son of L. Lowry Mays our Chairman of the Board and the brother of Mark P. Mays, our President and Chief Executive Officer.

     Mr. Hill was appointed Senior Vice President and Chief Accounting Officer in February 1997.

     Mr. Meyer was appointed President/Chief Executive Officer - Clear Channel Outdoor (formerly Eller Media) in January 2002. Prior thereto, he was the President/Chief Operating Officer – Clear Channel Outdoor for the remainder of the relevant five-year period.

     Mr. Parry was appointed Chief Executive Officer – Clear Channel International in June 1998.

     Mr. Becker was appointed Chairman/Chief Executive Officer – Clear Channel Entertainment in August 2000. Prior thereto he was the Executive Vice President of SFX Entertainment, Inc. for the remainder of the relevant five-year period.

     Mr. Moll was appointed President – Clear Channel Television in January 2001. Prior thereto, he was the President, WKRC-TV, Cincinnati, OH for the remainder of the relevant five-year period.

     Mr. Hogan was appointed Chief Executive Officer of Clear Channel Radio in August 2002. Prior thereto he was Chief Operating Officer of Clear Channel Radio from August 2001 to August 2002 and he was a Senior Vice President of Clear Channel Radio for the remainder of the relevant five-year period.

     Mr. Levin was appointed Executive Vice President and Chief Legal Officer in February 2004. Prior thereto he served as Senior Vice President for Government Affairs since he joined us in 2002. He was Minority Counsel to the United States House of Representatives Energy and Commerce Committee for the remainder of the relevant five-year period.

Clear Channel Communications, Inc. Annual Meeting of Shareholders	April 26, 2005 8:30 a.m.

The Westin Hotel 420 West Market Street San Antonio, Texas 78205	ADMIT ONE

Clear Channel Communications, Inc. Annual Meeting of Shareholders	April 26, 2005 8:30 a.m.

The Westin Hotel 420 West Market Street San Antonio, Texas 78205	ADMIT ONE

CLEAR CHANNEL COMMUNICATIONS, INC.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to
be held April 26, 2005

      The undersigned hereby appoints L. Lowry Mays, Mark Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on April 26, 2005 at 8:30 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.

      The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

(Continued and to be dated and signed on the reverse side.)

1.	Election of Directors	FOR all ten nominees listed below [ ]
WITHHOLD AUTHORITY to vote for all ___nominees below [ ]
EXCEPTIONS* [ ]

Nominees: Alan D. Feld            Perry J. Lewis            L. Lowry Mays
Mark P. Mays            Randall T. Mays            B. J. McCombs            Phyllis B. Riggins
Theodore H. Strauss            J. C. Watts            John H. Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)
*Exceptions: __________________________________________________________________

2.	Approval and adoption of the Clear Channel Communications, Inc. 2005 Annual Incentive Plan.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2005.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Change of Address and/or Comments: [  ]

      Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated: , 2005

Shareholder’s signature

Shareholder’s signature if stock held jointly

Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes MUST be indicated (X) in Black or Blue Ink.